Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ISRAEL TECHNOLOGY ACQUISITION CORP.,

IXI MOBILE, INC.,

AND

ITAC ACQUISITION SUBSIDIARY CORP.

DATED AS OF FEBRUARY 28, 2006

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY		27

3.1	Organization and Qualification.	27
3.2	Subsidiaries.	28
3.3	Capitalization.	28
3.4	Authority Relative to this Agreement	29
3.5	No Conflict; Required Filings and Consents.	30
3.6	Compliance.	31
3.7	Financial Statements.	31
3.8	No Undisclosed Liabilities	32
3.9	Absence of Certain Changes or Events	33
3.10	Litigation	33
3.11	Employee Benefit Plans.	33

i

(continued)

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT		46

4.1	Organization and Qualification.	46
4.2	Subsidiaries	47
4.3	Capitalization.	47
4.4	Authority Relative to this Agreement	48
4.5	No Conflict; Required Filings and Consents.	48
4.6	Compliance	48
4.7	SEC Filings; Financial Statements.	49
4.8	No Undisclosed Liabilities	49
4.9	Absence of Certain Changes or Events	50
4.10	Litigation	50
4.11	Employee Benefit Plans	50
4.12	Restrictions on Business Activities	50
4.13	Title to Property	50
4.14	Taxes	51
4.15	Brokers	51
4.16	Intellectual Property	52
4.17	Agreements, Contracts and Commitments.	52
4.18	Insurance	52
4.19	Interested Party Transactions	52
4.20	Indebtedness	53
4.21	Over-the-Counter Bulletin Board Quotation	53
4.22	Board Approval	53
4.23	Trust Fund	53
4.24	Governmental Filings	53
4.25	Representations and Warranties Complete	53
4.26	Survival of Representations and Warranties	54

(continued)

Page

ARTICLE V
CONDUCT PRIOR TO THE EFFECTIVE TIME		54

5.1	Conduct of Business by Company and Parent	54
ARTICLE VI
ADDITIONAL AGREEMENTS		57

6.1	Registration Statement and Prospectus/Proxy Statement; Special Meeting.	57
6.2	Directors and Officers of Parent and the Company After Merger	59
6.3	Other Actions.	59
6.4	Required Information	59
6.5	Confidentiality; Access to Information.	60
6.6	Public Disclosure	61
6.7	Reasonable Efforts	61
6.8	Treatment as a Reorganization	62
6.9	No Securities Transactions	62
6.10	Disclosure of Certain Matters	62
6.11	Listing	62
6.12	Company Actions	62
6.13	Non-Solicitation.	63
6.14	Short-Swing Profit	64
6.15	Israeli Tax Pre-Ruling	64
6.16	Bridge Financing	65
6.17	Indemnification of Officers and Directors.	65
6.18	No Claim Against Trust Fund	66
6.19	Stockholder Guarantees	67
6.20	Stockholder Transfer Restrictions	67
6.21	Stockholder Obligations	67
ARTICLE VII
CONDITIONS TO THE TRANSACTION		67

7.1	Conditions to Obligations of Each Party to Effect the Merger	67
7.2	Additional Conditions to Obligations of Company	68
7.3	Additional Conditions to the Obligations of Parent	70

(continued)

Page
ARTICLE VIII
INDEMNIFICATION		72

8.1	Indemnification of Parent.	72
8.2	Indemnification of Third Party Claims	73
8.3	Limitations on Indemnification.	75
8.4	Exclusive Remedy	76
8.5	Adjustment to Merger Consideration	76
8.6	Representative Capacities; Application of Holdback Escrowed Shares	76
ARTICLE IX
TERMINATION		76

9.1	Termination	76
9.2	Notice of Termination; Effect of Termination	77
9.3	Fees and Expenses	78
ARTICLE X
GENERAL PROVISIONS		78

10.1	Notices	78
10.2	Interpretation.	79
10.3	Counterparts; Facsimile Signatures	80
10.4	Entire Agreement; Third Party Beneficiaries	80
10.5	Severability	80
10.6	Other Remedies; Specific Performance	80
10.7	Governing Law	81
10.8	Rules of Construction	81
10.9	Assignment	81
10.10	Amendment	81
10.11	Extension; Waiver	81

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of February 28, 2006, by and among Israel Technology Acquisition Corp., a Delaware corporation (“Parent”), ITAC Acquisition Subsidiary Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and IXI Mobile, Inc., a Delaware corporation (“Company”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Parent and the Company intend to enter into a business combination transaction by means of a merger between Merger Sub and the Company in which the Company will merge with Merger Sub and be the surviving entity and a wholly owned subsidiary of Parent.

B. The Boards of Directors of each of the Company, Parent and Merger Sub have determined that the Merger is fair to, and in the best interests of, their respective companies and their respective stockholders.

C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 As used in this Agreement, the following terms shall have the following meanings:

“Additional Share Conversion Ratio” means the ratio determined by dividing the number of Additional Escrowed Shares to be distributed by the Escrow Agent upon instruction by Parent on any Additional Shares Issuance Date by the Outstanding Company Common Stock Number.

“Bridge Equity Securities” means any equity securities issued by the Company on or after the date of this Agreement and prior to the Closing in connection with a Bridge Financing, including, but not limited to any shares of Company Common Stock for which or into which any such equity securities are exercisable, exchangeable or otherwise convertible as compensation to the investors in such Bridge Financing.

“Bridge Financing” means any equity or debt financing arrangement entered into by the Company prior to the date of this Agreement and set forth in Schedule 1.1 or any such arrangement entered into by the Company following the date of this Agreement, including, but not limited to (a) the issuance by the Company of any Bridge Equity Securities, (b) the execution or extension of any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by the Company or (c) any credit support arrangement or guarantee of the Company’s indebtedness or obligations.

“Business Day” means a day other than a Saturday or a Sunday or other day on which commercial banks in New York are authorized or required by law to close.

“Closing Shares” means all shares of Parent Common Stock issued by Parent pursuant to clause (A) of Section 2.5(a)(i).

“Company Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement including, but not limited to, any Bridge Financing, and other than any transaction approved by Parent pursuant to Article V) involving:

(a) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which the Company is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company; or (iii) in which the Company issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company;

(c) other than any trade debt incurred by the Company in the ordinary course of business, any method or plan of financing through (i) the issuance of debt or equity securities of the Company (including, but not limited to, an initial public offering of any securities of the Company) or (ii) the execution or extension of any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by the Company; or

(d) any liquidation or dissolution of the Company.

“Company Common Stock” means the common stock, par value $0.01, of the Company.

“Company Derivative Securities” means the Employee Options and the Company Warrants.

“Company Derivative Security Agreements” means all Employee Option Agreements and Company Warrant Agreements.

“Company Stock Option Plans” means the Company’s 2000 Second Amended and Restated Stock Incentive Plan and the Company’s 2003 Israeli Stock Option Plan and any predecessor option or stock incentive plan.

“Company Warrants” means (a) all warrants for the purchase shares of Company Common Stock outstanding on the date of this Agreement and (b) all warrants for the purchase of shares of Company Preferred Stock outstanding on the date of this Agreement after being converted into warrants for the purchase shares of Company Common Stock in accordance with their terms.

“Consideration Shares” means the Closing Shares and the Reserved Shares.

“Derivative Holder” means any holder of Employee Options or Company Warrants.

“Escrow Agreement” means the escrow agreement in a form to be agreed between Parent and the Company.

“Excess Additional Shares Number” means, as of the termination of the Share Price Trigger Period, that number of Additional Shares which would have been distributable to holders of Terminated Employee Options or Terminated Company Warrants if such Terminated Employee Options or Terminated Company Warrants had been exercised immediately prior to the termination of the Share Price Trigger Period.

“Excess Closing Shares Number” means the difference between (a) 7,818,000 shares of Parent Common Stock; and (b) the sum of (i) the aggregate number of Closing Shares; and (ii) the aggregate number of Reserved Shares which remain reserved and unissued by Parent as of the termination of the Share Price Trigger Period.

“Excess Shares Ratio” means, with respect to each Holder and each Derivative Holder, a fraction, the numerator of which is equal to the sum of (a) the number of Closing Shares issued to such Holder plus (b) the number of Reserved Shares issued to such Holder prior to the termination of the Share Price Trigger Period and (c) the aggregate number of Reserved Shares that remain reserved for issuance to such Derivative Holder as of the termination of the Share Price Trigger Period, and the denominator of which is equal to the difference between (x) the aggregate number of Consideration Shares and (y) the Excess Closing Shares Number

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the ratio determined by dividing 7,818,000 by the Outstanding Company Common Stock Number.

“Excluded Shares” means those shares of Company Common Stock which (i) shall be canceled in connection with Merger pursuant to Section 2.5(b), (ii) are subject to appraisal rights pursuant to Section 2.11, (iii) are Bridge Equity Securities which are redeemed by the Company or purchased by Parent, in each case, concurrently with the Closing, or (iv) are purchased by Parent pursuant to Section 2.12.

“Executive Lock-Up Agreement” means the lock-up agreement substantially in the form attached hereto as Exhibit D.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any court, administrative agency, tribunal, department, bureau or commission or other governmental authority, instrumentality or arbitral body, domestic or foreign, federal, state or local.

“Holders” means Persons who have surrendered Certificates in accordance with Section 2.6(c) and the Persons who have received Parent Common Stock upon the exercise of any Employee Options or Company Warrants.

“Israeli GAAP” means Israeli generally accepted accounting principles.

“knowledge” means actual knowledge as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in Company Contracts or Parent Contracts, as applicable.

“Management Incentive Expenses” means any expenses recognized by the Parent in accordance with GAAP relating to any issuance, grant or payment, as the case may be, of any Additional Options, Share Price Bonus, Second Bonus, Target Bonus, Closing Bonus or Shares (as each such term is defined in the Employment Agreements) pursuant to either of the Employment Agreements.

“Material Adverse Effect” means, when used in connection with an entity, any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or regional economic conditions, to the extent that such conditions do not have a disproportionate impact on the Company, or (iii) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell; provided, however, that any change, event, violation, inaccuracy, circumstance or effect arising from or relating to acts or omissions taken by the Company with the prior consent of Parent (following full and fair disclosure by the Company) shall not constitute a Material Adverse Effect.

“Outstanding Company Common Stock Number” means the difference between:

(a)  the sum of:

(i)  the number of shares of Company Common Stock outstanding immediately prior to the Closing, including any shares subject to appraisal rights in accordance with Section 2.11 or subject to purchase in accordance with Section 2.12; and

(ii)  the number of shares subject to options to purchase shares of Company Common Stock granted pursuant to the Company Stock Option Plans which are outstanding immediately prior to the Closing, regardless of whether such options are vested or unvested; and

(iii) the number of shares of Company Common Stock subject to the Company Warrants; and

(b)  the number of shares of Company Common Stock represented by, or issuable upon the exchange or conversion of, Bridge Equity Securities that are redeemed by the Company or purchased by Parent, in each case, concurrently with the Closing.

“Parent Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by Company) contemplating or otherwise relating to any Parent Acquisition Transaction.

“Parent Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving:

(a) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which Parent is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Parent; (iii) in which Parent issues securities representing more than 20% of the outstanding securities of any class of voting securities of Parent; or (iv) in which Parent acquires securities representing more than 20% of the outstanding securities of any class of voting securities of any Person; or

(b) any liquidation or dissolution of Parent.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Registration Rights Agreement” means the registration rights agreement substantially in the form attached hereto as Exhibit A.

“Reserved Shares” means the aggregate number of shares of Parent Common Stock reserved for issuance by Parent pursuant to Section 2.13(g) and Section 2.18(d).

“Section 102 Trustee” means Yuli Yardeni, CPA of Yardeni Gelfand & Co. CPA, in its capacity as trustee under the Company Stock Option Plans for purposes of Section 102 of the Israeli Income Tax Ordinance, or any successor trustee under such plans.

“Stockholder Lock-Up Agreement” means the lock-up agreement substantially in the form attached hereto as Exhibit E.

“Terminated Company Warrants” means all Company Warrants which have been terminated or otherwise lapse during the Share Price Trigger Period, other than as the result of the exercise of such Company Warrants.

“Terminated Employee Options” means all Employee Options which have been terminated or otherwise lapse during the Share Price Trigger Period, other than as the result of the exercise of such Employee Options.

1.2 The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

Term	Section

2007 Net Profit Shares	2.15(b)
2007 Net Profit Target	2.15(b)
2008 Net Profit Shares	2.15(b)
2008 Net Profit Target	2.15(b)
Accelerated Revenue	2.15(h)
Accelerated Share Price Shares	2.15(h)
Acceleration Date	2.15(f)
Accelerated Shares	2.15
Acceleration Trigger Price	2.15(f)
Additional Escrowed Shares	2.15(e)(i)
Additional Shares	2.15(d)
Additional Shares Issuance Date	2.15(e)(i)
Agreement	2.2
Approvals	3.1(a)
Audited Financial Statements	3.7(a)
Capitalization Amendment	6.1(a)
Certificate of Merger	2.2
Certificates	2.6(c)
Change of Control	2.15(g)
Change of Control Consideration	2.15(f)
Charter Documents	3.1(a)
Closing	2.2
Closing Date	2.2
Code	Recitals
Company	Caption

Term	Section

Company Closing Certificate	7.3(a)
Company Contracts	3.19(a)
Company Existing D&O Policy	6.17(b)
Company Indemnified Person	6.17(a)
Company Intellectual Property	3.18
Company Maximum Premium	6.17(b)
Company Preferred Stock	3.3(a)
Company Schedule	Preamble to Article III
Company Stock Options	3.3(a)
Company Warrants	3.3(a)
Company Warrant Agreement	2.18(a)
Conditional Israeli Securities Exemption	2.12
Continuing Derivative Escrowed Shares	2.15(e)(ii)
Copyrights	3.18(iii)
Corporate Records	3.1(c)
Derivative Escrowed Shares	2.15(e)(ii)
DGCL	Recitals
Disclosure Schedule	6.10
Dissenter	2.11(a)
Dissenting Shares	2.11(b)
Effective Time	2.2
Electing Holders	6.15
Employment Agreements	5.1(a)
Employee Options	2.13(a)
Employee Option Agreement	2.13(a)
Environmental Law	3.16 (b)
ERISA	3.11(a)
Escrow Agent	2.14
Excess Additional Shares	2.15(e)
Excess Closing Shares	2.13(f)
Exchange Agent	2.6(a)
Exhibit	10.2(a)
First Share Price Measurement Period	2.15(c)
First Share Price Shares	2.15(c)
First Share Price Trigger	2.15(c)
Full Share Price Share Acceleration Trigger	2.15(h)
Gemini	6.14
Government Grants	3.6(b)
Governmental Actions/Filings	3.21
Guarantee Stockholders	6.19
Hazardous Substances	3.16(c)
Holdback Escrowed Shares	2.14
Holdback Period	2.14
Indemnification Documents	6.17(a)
Indemnified Persons	6.17(a)
Insider	3.19(a)

Term	Section

Insurance Policies	3.20
Intellectual Property	3.18
Investment Center	3.6(b)
Israeli Tax Pre-Ruling	6.15
Israeli Securities Exemption	2.12
Israeli Securities Purchase Price	2.12
Landa	6.14
Last Reported Sales Price	2.15(c)
Lock-Up Agreements	6.20
Losses	8.1(b)
Material Company Contracts	3.19(a)
Merger	2.1
Merger Form 8-K	6.3(a)
Merger Sub	Caption
Merger Sub Common Stock	2.5(c)
Name Change Amendment	6.1(a)
Net Profit Shares	2.15(b)
Notice of Claim	8.2(a)
OCS	3.6(b)
OTC BB	4.21
Parent	Caption
Parent Closing Certificate	7.2(a)
Parent Common Stock	4.3(a)
Parent Contracts	4.17(a)
Parent Convertible Securities	4.3(a)
Parent Existing D&O Policy	6.17(c)
Parent IPO Shares	7.1(e)
Parent Indemnitee	8.1(a)
Parent Indemnified Person	6.17(a)
Parent Maximum Premium	6.17(c)
Parent Preferred Stock	4.3(a)
Parent Schedule	Preamble to Article IV
Parent SEC Reports	4.7(a)
Parent Stockholder Approval	6.1(a)
Parent Stock Options	4.3(a)
Parent Warrants	4.3(a)
Patents	3.18(i)
Personal Property	3.14(b)
Plan	3.11(a)
Press Release	6.3(a)
Prospectus/Proxy Statement	6.1(a)
Registration Statement	6.1(a)
Representative	2.16(b)
Returns	3.15(b)
Revenue Shares	2.15(a)
Revenue Target	2.15(a)

Term	Section

Schedule	10.2(a)
SEC	2.15(a)
Second Share Price Measurement Period	2.15(c)
Second Share Price Shares	2.15(c)
Second Share Price Trigger	2.15(c)
Securities Act	2.13(e)
Share Price Measurement Period	2.15(c)
Share Price Shares	2.15(c)
Share Price Trigger Period	2.15(c)
Share Price Triggers	2.15(c)
Short Swing Profit Opinion	6.14
Software	3.18(v)
Special Meeting	6.1(a)
Stockholder Guarantees	6.19
Subsidiaries	3.2(a)
Survival Period	8.3(a)
Surviving Corporation	2.1
Tax or Taxes	3.15(a)
Third Party Claim	8.2
Third Share Price Measurement Period	2.15(c)
Third Share Price Shares	2.15(c)
Third Share Price Trigger	2.15(c)
Trademarks	3.18(ii)
Trade Secrets	3.18(vi)
Trading Day and Trading Days	2.15(c)
Trust Fund	4.23
Unaudited Financial Statements	3.7(b)
Working Capital	3.7(e)

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Effective Time; Closing. Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL a Certificate of Merger (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules delivered concurrently herewith, including, but not limited to, the Company Schedule and the Parent Schedule. Unless this Agreement shall have been terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) shall take place at the offices of Kramer, Levin, Naftalis & Frankel, LLP, 1177 Avenue of the Americas, New York, New York 10036 at a time and date to be specified by the parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile.

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation.

(b) The Bylaws of the Merger Sub shall be the Bylaws of the Surviving Corporation.

2.5 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Company Common Stock.

(i) Other than the Excluded Shares, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be automatically converted into (A) the right to receive at the Effective Time that number of shares of Parent Common Stock determined by multiplying such share by the Exchange Ratio plus (B) the right to receive that number of Excess Closing Shares which may be distributed by the Escrow Agent at the end of the Share Price Trigger Period in accordance with Section 2.13(f) plus (C) the right to receive that number of Additional Shares which may be distributed by the Escrow Agent from time to time in accordance with Section 2.15 determined by multiplying such share by the Additional Share Conversion Ratio plus (D) the right to receive that number of Excess Additional Shares which may be distributed by the Escrow Agent in accordance with Section 2.15(e)(iii).

(ii) Certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock are converted at the Effective Time pursuant to this Section 2.5(a) shall be issued to the holder of such shares of Company Common Stock upon surrender of the certificate representing such shares of Company Common Stock in the manner provided in Section 2.6 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 2.8). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. The numbers of shares of Parent Common Stock issuable or distributable pursuant to this Section 2.5(a) (including Additional Shares) that would otherwise be issued to Persons who exercise their appraisal rights pursuant to Section 262 of the DGCL shall not be issued to such persons and shall be canceled.

(b) Cancellation of Treasury and Parent-Owned Stock. Each share of Company Common Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(c) Capital Stock of Merger Sub. Each share of Common Stock, without par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

(d) Adjustments to Exchange Ratios. Each of the Exchange Ratio, the Additional Share Conversion Ratio and the Excess Share Ratio, as the case may be, shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e) Fractional Shares. Notwithstanding anything to the contrary, no fraction of a share of Parent Common Stock will be issued by virtue of the Merger (including, but not limited to, the Consideration Shares and Additional Shares), and each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon compliance with Section 2.6 receive from Parent one (1) share of Parent Common Stock.

2.6 Surrender of Certificates.

(a) Exchange Agent. Continental Stock Transfer & Trust Company shall be designated by the parties hereto to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Parent to Provide Common Stock. Promptly after the Effective Time, and in no event more than three (3) Business Days thereafter, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article II, the Closing Shares in exchange for outstanding shares of Company Common Stock and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.6(d). In addition, at such time Parent shall deposit with the Escrow Agent the Additional Escrowed Shares in accordance with Section 2.15(e).

(c) Exchange Procedures. Promptly after the Effective Time, and in no event more than three (3) Business Days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.5: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and any dividends or other distributions pursuant to Section 2.6(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the Closing Shares, less the shares of Parent Common Stock representing the Holdback Escrowed Shares referred to in Section 2.14, and any dividends or distributions payable pursuant to Section 2.6(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable number of shares of Parent Common Stock issuable or distributable pursuant to Section 2.5(a).

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock to be issued upon surrender thereof until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates with a properly completed letter of transmittal, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, certificates representing shares of Parent Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock.

(e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock, Employee Options or Company Warrants such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, provided, however, that none of the Exchange Agent, Parent or the Surviving Corporation shall be entitled to withhold any amounts pursuant to this Section 2.6(f) if the Exchange Agent, Parent or the Surviving Corporation has received prior to the issuance or distribution of any shares of Parent Common Stock pursuant to this Agreement, such certificates or forms as are sufficient, under applicable law, to establish that withholding is not required (together with a satisfactory supporting legal opinion, if the Exchange Agent, Parent or the Surviving Corporation so requires); provided, further, that the Exchange Agent, Parent or the Surviving Corporation agree that, before withholding and paying over any amounts to a U.S. taxing authority with respect to a holder or former holder of Company Common Stock, Employee Options or Company Warrants pursuant to this Section 2.6(f) (and delivering to such holder the balance of the portion of the shares of Parent Common Stock payable to such holder or former holder of Company Common Stock, Employee Options or Company Warrants pursuant to this Agreement), Parent shall (or shall cause the Exchange Agent to) provide such holder or former holder of Company Common Stock, Employee Options or Company Warrants with written notice and shall consult with such holder or former holder of Company Common Stock, Employee Options or Company Warrants in order to minimize the amount of any such withholding.

(g) Termination of Exchange Agent Obligations. Closing Shares held by the Exchange Agent that have not been delivered to holders of Certificates within six months after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Certificates who have not theretofore complied with the exchange procedures outlined in and contemplated by this Section 2.6 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) for their claim for shares of Parent Common Stock and any dividends or distributions pursuant to Section 2.6(d) with respect to Parent Common Stock to which they are entitled.

(h) No Liability. Notwithstanding anything to the contrary in this Section 2.6, neither the Exchange Agent, Parent, the Surviving Corporation nor the Company shall be liable to a holder of shares of Parent Common Stock or Company Common Stock or holders of Employee Options or Company Warrants for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7 No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.8 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock which the shares of Company Common Stock formerly represented by such Certificates were converted into and any dividends or distributions payable pursuant to Section 2.6(d); provided, however, that, as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock and other distributions, the owner of such lost, stolen or destroyed Certificates shall indemnify Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed; provided, however, that Parent may also, in its commercially reasonable discretion and as an additional condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.9 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

2.11 Shares Subject to Appraisal Rights.

(a) Notwithstanding Section 2.5 hereof, Dissenting Shares shall not be converted into a right to receive Parent Common Stock. The holders thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL, provided, however, that (i) if any stockholder of the Company who asserts appraisal rights in connection with the Merger (a “Dissenter”) shall have failed to establish his entitlement to appraisal rights as provided in the DGCL, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under the DCGL, the shares of Company Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive Parent Common Stock as provided in Section 2.5. The Company shall give Parent prompt notice of any demands for payment received by the Company from a person asserting appraisal rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(b) As used herein, “Dissenting Shares” means any shares of Company Common Stock held by stockholders of the Company who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with the DGCL.

2.12 Israeli Securities Law Limitations. In the event the Company is unable to obtain an exemption from the Israeli Securities Authority from the obligation to publish a prospectus pursuant to Israeli securities law in connection with the transactions contemplated hereby (the “Israeli Securities Exemption”) or the Company receives such an exemption that is conditional upon the reduction of the number of holders of Employee Options (a “Conditional Israeli Securities Exemption”), then Parent, concurrently with the Closing, shall offer to purchase for cash Employee Options held by such number of Company employees or consultants (or former employees or consultants) as shall permit the Company to avoid the need to publish a prospectus pursuant to Israeli securities law in connection with the transactions contemplated hereby. Parent shall offer to purchase such Employee Options from the holders of Employee Options in the manner that minimizes the aggregate purchase price paid by Parent pursuant to this Section 2.12 (the “Israeli Securities Purchase Price”).

2.13 Employee Options.

(a) Subject to the further provisions of this Section 2.13, at the Effective Time, Parent shall substitute equivalent options to purchase Parent Common Stock for all options outstanding under the Company Stock Option Plans at the Effective Time (the “Employee Options”). Each agreement representing the grant of Employee Options is referred to herein as an “Employee Option Agreement.” Subject to the foregoing and Section 2.13(b) and (c), immediately after the Effective Time, each such Employee Option Agreement shall be deemed to constitute an option to acquire (i) from Parent that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock which were subject to such Employee Option Agreement immediately prior to the Effective Time (whether vested or unvested) multiplied by the Exchange Ratio, (ii) from the Escrow Agent in accordance with Section 2.15, that number of Additional Shares which such holder of Employee Options would have received if such holder had exercised such Employee Options immediately prior to the Effective Time, regardless of whether such Employee Options had vested prior to the Effective Time, (iii) in the event of any exercise of any Employee Options after the termination of the Share Price Trigger Period, from Parent in accordance with Section 2.13(f), that number of Excess Closing Shares which such holder of Employee Options would have received if such holder had exercised such Employee Options immediately prior to the termination of the Share Price Trigger Period, regardless of whether such Employee Options had vested prior to the termination of the Share Price Trigger Period and (iv) in the event of any exercise of any Employee Options after the termination of the Share Price Trigger Date, from the Escrow Agent in accordance with Section 2.15(e)(iii) that number of Excess Additional Shares which such holder of Employee Options would have received if such holder exercised such Employee Options immediately prior to the termination of the Share Price Trigger Period, regardless of whether such Employee Options had vested prior to the termination of the Share Price Trigger Period. The exercise price for each share of Parent Common Stock and the proportional right to receive Additional Shares pursuant to each such Employee Option Agreement shall be equal to the aggregate exercise price of the Employee Options represented by the Employee Option Agreement at the Effective Time divided by the number of shares of Parent Common Stock for which it is exercisable pursuant to clause (i) of this Section 2.13(a), rounded up to the nearest whole cent.

(b) In the event that a holder of Employee Options exercises any Employee Option after the Closing and prior to the termination of the Holdback Period, ten percent (10%) of the shares of Parent Common Stock such holder receives pursuant to clause (i) of Section 2.13(a) shall be deposited with the Escrow Agent and held by the Escrow Agent as Holdback Escrowed Shares pursuant to the Escrow Agreement. Any shares of Parent Common Stock deposited with the Escrow Agent pursuant to this Section 2.13(b) shall remain subject to Sections 2.14 and 8.6.

(c) In the event that a holder of Employee Options exercises any Employee Option after the termination of the Holdback Period and the Escrow Agent has, pursuant to Section 8.6 and in accordance with the Escrow Agreement, has withheld any amounts in dispute related to the indemnification obligations set forth in Article VIII, the number of shares of Parent Common Stock such holder receives pursuant to clause (i) of Section 2.13(a) shall be equitably adjusted as to be consistent with the percentage of Closing Shares which the Persons who surrendered Certificates received after the application of the Holdback Escrowed Shares pursuant to Section 8.6.

(d) It is the intent of the parties hereto that the Employee Options assumed by Parent following the Closing pursuant to this Section 2.13 shall, to the extent permitted by applicable law, qualify as incentive stock options as defined in Section 422 of the Code and, in the case of Israeli employees, qualify for preferential treatment under Section 102 of the Israeli Income Tax Ordinance, to the extent any such Employee Options qualified as incentive stock options or for preferential treatment under Section 102 of the Israeli Income Tax Ordinance immediately prior to the Effective Time and all interpretations pursuant to this Section 2.13 shall be consistent with such intent. Any reference in this Agreement to the issuance of shares of Parent Common Stock upon the exercise of an Employee Option, or to the issuance or distribution of Additional Shares to the holders of Employee Options (subject to and only upon the exercise of such Employee Options in accordance with the terms of the applicable Employee Option Agreement), shall, in the case of an Israeli employee, refer to the issuance or distribution of such shares to the Section 102 Trustee if necessary to preserve the preferential treatment available to the employee under Section 102 of the Israeli Income Tax Ordinance.

(e) As soon as practicable after the Effective Time, and in any event no earlier than ninety (90) days thereafter and no later than one hundred and twenty (120) days after the Effective Time, Parent shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933, as amended (“Securities Act”), with respect to all shares of Parent Common Stock issuable or distributable pursuant to options substituted in place of Employee Options, and shall use commercially reasonable efforts to maintain the effectiveness of such Registration Statement for so long as such substituted options remain outstanding.

(f) Within five (5) Business Days of the termination of the Share Price Trigger Period, Parent shall issue to the Holders and shall reserve for subsequent issuance to Derivative Holders (subject to and only upon the exercise of such Company Derivative Securities in accordance with the terms of the applicable Company Derivative Security Agreement) an aggregate number of shares of Parent Common Stock equal to the Excess Closing Shares Number (the “Excess Closing Shares”). Each Holder and Derivative Holder (subject to and only upon the exercise of such Company Derivative Securities in accordance with the terms of the applicable Company Derivative Security Agreement) shall receive a number of Excess Closing Shares equal to the Excess Closing Shares Number multiplied by the Excess Shares Ratio applicable to such Holder or such Derivative Holder.

(g) As soon as practicable after the Closing Date, Parent shall reserve for issuance all shares of Parent Common Stock issuable pursuant to Section 2.13(a)(i).

2.14 Holdback. As the sole remedy for the indemnity obligations set forth in Article VIII, Parent shall hold back, from the shares of Parent Common Stock to be issued as a result of the Merger, until December 31, 2007 (“Holdback Period”), ten percent (10%) of the Closing Shares, which shall be allocated among the Persons entitled to receive them in the same proportions as the shares of Parent Common Stock are allocated among them, and deposit such shares of Parent Common Stock with Continental Stock Transfer & Trust Company, as Escrow Agent (the “Escrow Agent”) to be held as “Holdback Escrowed Shares” in accordance with the terms and conditions of the Escrow Agreement. Subject to Article VIII, on the first Business Day following the conclusion of the Holdback Period, the Escrow Agent shall deliver the Holdback Escrowed Shares, less any amounts applied in satisfaction of a claim for indemnification and any amounts then in dispute related to the indemnification obligations set forth in Article VIII, to each such Person in the same proportions as withheld. Any withheld Holdback Escrowed Shares, to the extent not applied in satisfaction of a claim for indemnification, will be remitted to such Persons promptly upon resolution of the dispute or claim.

2.15 Additional Shares.

(a) Revenue Shares. In the event that Parent’s total revenues equal or exceed forty-five million dollars ($45,000,000) (the “Revenue Target”) for the calendar year ending December 31, 2006, Parent shall cause the Escrow Agent, in accordance with the Escrow Agreement and Section 2.15(e), to distribute to the Holders and Derivative Holders (subject to and only upon the exercise of such Company Derivative Securities in accordance with the terms of the applicable Company Derivative Security Agreement), an aggregate of 1,000,000 Additional Escrowed Shares (the “Revenue Shares”) in accordance with Sections 2.5, 2.13 and 2.18, respectively. For the purposes of this Section 2.15(a), “total revenue” shall mean the pro forma consolidated revenues of Parent recognized in accordance with Parent’s revenue recognition policies under GAAP, as reflected in Parent’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal year ending December 31, 2006 excluding any revenues derived from businesses, operations or assets acquired by Company other than in the ordinary course of business after the date of this Agreement or by Parent or the Company after the Effective Time.

(b) Net Profit Shares.

(i) In the event that Parent’s net income exceeds $15,000,000 for the calendar year ending December 31, 2007 (the “2007 Net Profit Target”) Parent shall cause the Escrow Agent, in accordance with the Escrow Agreement and Section 2.15(e), to distribute to the Holders and the Derivative Holders (subject to and only upon the exercise of such Company Derivative Securities in accordance with the terms of the applicable Company Derivative Security Agreement), in accordance with Sections 2.5, 2.13 and 2.18, respectively, an aggregate number of Additional Escrowed Shares equal to 1,000,000 multiplied by a fraction (A) the numerator of which shall be the excess of Parent’s net income of the calendar year ending December 31, 2007 over $15,000,000 and (B) the denominator of which shall be $10,000,000. In no event shall the fraction in the preceding sentence exceed one (1). For the purposes of this Section 2.15(b), “net income” shall mean the consolidated net income after taxes of Parent calculated in accordance with Parent’s accounting policies under GAAP, as reflected in Parent’s Annual Report on Form 10-K filed with the SEC for the applicable calendar year, excluding (x) the Management Incentive Expenses applicable to such calendar year and (y) any tax consequences related to or arising from the Management Incentive Expenses, if any. Shares of Parent Common Stock distributed pursuant to this Section 2.15(b)(i) shall be referred to as the “2007 Net Profit Shares”.

(ii) In the event that Parent’s net income exceeds $20,000,000 for the calendar year ending December 31, 2008 (the “2008 Net Profit Target”) Parent shall cause the Escrow Agent, in accordance with the Escrow Agreement and Section 2.15(e), to distribute to the Holders and the Derivative Holders (subject to and only upon the exercise of such Company Derivative Securities in accordance with the terms of the applicable Company Derivative Security Agreement), in accordance with Sections 2.5, 2.13 and 2.18, respectively, an aggregate number of Additional Escrowed Shares equal to 2,000,000 multiplied by a fraction (A) the numerator of which shall be the excess of Parent’s net income for the calendar year ending December 31, 2008 over $20,000,000 and (B) the denominator of which shall be $25,000,000. In no event shall the fraction in the preceding sentence exceed one (1). Shares of Parent Common Stock distributed pursuant to this Section 2.15(b)(ii) shall be referred to as the “2008 Net Profit Shares” and together with the 2007 Net Profit Shares, the “Net Profit Shares”.

(c) Share Price Shares.

(i) In the event that the Last Reported Sales Price of the Parent Common Stock is equal to or exceeds $8.50 (the “First Share Price Trigger”) during any twenty (20) Trading Days during any thirty (30) consecutive Trading Day period (the “First Share Price Measurement Period”) at any time during the period commencing on the Closing Date and ending on the fourth anniversary thereof (the “Share Price Trigger Period”), Parent shall cause the Escrow Agent, in accordance with the Escrow Agreement and Section 2.15(e), to distribute to the Holders and the Derivative Holders (subject to and only upon the exercise of such Company Derivative Securities in accordance with the terms of the applicable Company Derivative Security Agreement), an aggregate of 2,000,000 Additional Escrowed Shares in accordance with Sections 2.5, 2.13 and 2.18, respectively, (the “First Share Price Shares”). For the purpose of this Section 2.15(c), the “Last Reported Sales Price” with respect to any security on any date shall mean the closing sale price per such security (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which such security is traded or, if such security is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market or Nasdaq Capital Market. If such security is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market or Nasdaq Capital Market on the relevant date, the “Last Reported Sales Price” will be the last quoted bid price for such security in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated, Pink Sheets LLC or similar organization. For the purposes of this Section 2.15(c), “Trading Day” shall mean a day during which trading in securities generally occurs on the principal national securities exchange on which the security is then listed or, if the security is not then listed on a national securities exchange, on the Nasdaq National Market or, if the security is not then quoted on the Nasdaq National Market, on the principal other market on which the security is traded.

(ii) In the event that the Last Reported Sales Price of the Parent Common Stock is equal to or exceeds $9.50 (the “Second Share Price Trigger”) during any twenty (20) Trading Days during any thirty (30) consecutive Trading Day period (the “Second Share Price Measurement Period”) at any time during the Share Price Trigger Period, Parent shall cause the Escrow Agent, in accordance with the Escrow Agreement and Section 2.15(e), to distribute to the Holders and the Derivative Holders (subject to and only upon the exercise of such Company Derivative Securities in accordance with the terms of the applicable Company Derivative Security Agreement) an aggregate of 2,000,000 Additional Escrowed Shares in accordance with Sections 2.5, 2.13 and 2.18, respectively (the “Second Share Price Shares”).

(iii) In the event that the Last Reported Sales Price of the Parent Common Stock is equal to or exceeds $12 (the “Third Share Price Trigger” and together with the First Share Price Trigger and the Second Share Price Trigger, the “Share Price Triggers”) during any twenty (20) Trading Days during any thirty (30) consecutive Trading Day period (the “Third Share Price Measurement Period” and together with the First Share Price Measurement Period and the Second Share Price Measurement Period, the “Share Price Measurement Period”) at any time during the Share Price Trigger Period, Parent shall cause the Escrow Agent, in accordance with the Additional Shares Escrow Agreement and Section 2.15(e), to distribute to the Holders and the Derivative Holders (subject to and only upon the exercise of such Company Derivative Securities in accordance with the terms of the applicable Company Derivative Security Agreement) an aggregate of 2,000,000 Additional Escrowed Shares in accordance with Sections 2.5, 2.13 and 2.18, respectively (the “Third Share Price Shares” and together with the First Share Price Shares and the Second Share Price Shares, the “Share Price Shares”).

(iv) Each of the Share Price Triggers shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring after the Closing Date and prior to the termination of the Share Price Measurement Period.

(v) For the avoidance of doubt, the rights of the holders of the Certificates, to receive Share Price Shares pursuant to this Section 2.15(c) shall be cumulative.

(d) For the purposes of this Agreement, the term “Additional Shares” shall mean, collectively, the Revenue Shares, the Net Profit Shares, the Share Price Shares and the Accelerated Shares.

(e) Issuance of Additional Shares.

(i) Promptly after the Effective Time and in no event more than three (3) Business Days thereafter Parent shall deposit with the Escrow Agent certificates representing 10,000,000 shares of Parent Common Stock which shall be held by the Escrow Agent as “Additional Escrowed Shares”. The Additional Escrowed Shares shall be distributed upon Parent’s instruction to the Escrow Agent in accordance with this Section 2.15(e) in satisfaction of Parent’s obligations pursuant to this Section 2.15. Parent shall cause the Escrow Agent to distribute certificates for Additional Escrowed Shares representing Revenue Shares and Net Profit Shares to the Holders or the Derivative Holders (subject to and only upon the exercise of such Company Derivative Securities in accordance with the terms of the applicable Company Derivative Security Agreement) in accordance with Sections 2.5(a)(i), 2.13 or 2.18, as the case may be, within five (5) Business Days following the filing with the SEC of Parent’s Annual Report on Form 10-K for the year with respect to which such Revenue Shares or Net Profit Shares, as the case may be, are distributable. Parent shall cause the Escrow Agent to distribute certificates for Additional Escrowed Shares representing the First Share Price Shares to the Holders and the Derivative Holders (subject to and only upon the exercise of such Company Derivative Securities in accordance with the terms of the applicable Company Derivative Security Agreement) in accordance with Sections 2.5(a)(i), 2.13 or 2.18, as the case may be, on the fifth (5th) Business Day following the First Share Price Measurement Period. Parent shall cause the Escrow Agent to distribute certificates for Additional Escrowed Shares representing the Second Share Price Shares or the Third Share Price Shares, as the case may be, to the Holders and Derivative Holders (subject to and only upon the exercise of such Company Derivative Securities in accordance with the terms of the applicable Company Derivative Security Agreement) in accordance with Sections 2.5(a)(i), 2.13 or 2.18, as the case may be, within five (5) Business Days following the applicable Share Price Measurement Period. The Additional Escrowed Shares shall continue to be held by the Escrow Agent until the earliest of their distribution pursuant to this Section 2.15(e) or Section 2.15(f) below, the return of Additional Escrowed Shares to Parent pursuant to Section 2.15(k) below or the termination of the Share Price Trigger Period. In the event that the Escrow Agent continues to hold any Additional Escrowed Shares upon termination of the Share Price Trigger Period, the Escrow Agent shall return such shares of Parent Common Stock to Parent for cancellation. For the purposes of this Agreement, each date on which Additional Shares are distributed pursuant to this Section 2.15(e) shall be considered to be an “Additional Shares Issuance Date.”

(ii) Additional Shares which become distributable pursuant to this Section 2.15 subject to and only upon the exercise of Company Derivative Securities in accordance with the terms of the applicable Company Derivative Security Agreement, shall continue to be held by Escrow Agent as “Derivative Escrowed Shares” until distributed to the Derivative Holders upon the exercise of the Company Derivative Securities pursuant to Section 2.13(a)(ii) or 2.18(a)(ii), as the case may be, in accordance with the terms of the applicable Company Derivative Security Agreement or distributed in accordance with Section 2.15(e)(iii).

(iii) Within five (5) Business Days of the termination of the Share Price Trigger Period, Parent shall cause the Escrow Agent to distribute to the Holders and the Derivative Holders (subject to and only upon the exercise of such Company Derivative Securities in accordance with the terms of the applicable Company Derivative Security Agreement) an aggregate number of Derivative Escrowed Shares equal to the Excess Additional Shares Number (the “Excess Additional Shares”). Each Holder and Derivative Holder (subject to and only upon the exercise of such Company Derivative Securities in accordance with the terms of the applicable Company Derivative Security Agreement) shall receive a number of Excess Additional Shares equal to the Excess Additional Shares Number multiplied by the Excess Shares Ratio applicable to such Holder or such Derivative Holder. Excess Additional Shares which become distributable pursuant to this Section 2.15(e)(iii) subject to and only upon the exercise of Company Derivative Securities in accordance with the terms of the applicable Company Derivative Security Agreement, shall continue to be held by Escrow Agent as “Continuing Derivative Escrowed Shares” until distributed to the Derivative Holders upon the exercise of the Company Derivative Securities pursuant to Section 2.13(a)(iv) or 2.18(a)(iv), as the case may be, in accordance with the terms of the applicable Company Derivative Security Agreement or until no Company Derivative Securities remain outstanding. In the event that no Company Derivative Securities remain outstanding, any remaining Continuing Derivative Escrowed Shares shall be returned by the Escrow Agent to the Parent for cancellation.

(f) Acceleration. If at any time during the Share Price Trigger Period, a Change in Control occurs with respect to Parent in which the consideration paid to holders of Parent Common Stock (the “Change of Control Consideration”), at the closing date of the said transaction, has a fair market value which exceeds $11.00 per share of Parent Common Stock (after adjustment for any issuance or distribution of shares of Parent Common Stock pursuant to this Section 2.15(f)) (the “Acceleration Trigger Price”), then immediately prior to such Change of Control, Parent shall instruct the Escrow Agent to distribute the Accelerated Shares on such date (the “Acceleration Date”) to the Holders and the Derivative Holders (subject to and only upon the exercise of such Company Derivative Securities in accordance with the terms of the applicable Company Derivative Security Agreement) in accordance with Sections 2.5(a)(i), 2.13(a)(ii) or 2.18(a)(ii), as the case may be.

(g) For the purposes of this Section 2.15, the term “Change of Control” shall mean any of the following:

(i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Parent and its subsidiaries, taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act);

(ii) any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 80% of the capital stock of Parent (measured by voting power rather than number of shares);

(iii) the consolidation of Parent with, or merging of Parent with or into, any Person, or the consolidation of any Person with, or the merging of any Person with or into, Parent, in any such event pursuant to a transaction in which any of the outstanding capital stock of Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where the capital stock of Parent outstanding immediately prior to such transaction is converted into or exchanged for capital stock of the surviving or transferee Person constituting a majority of the outstanding shares of such capital stock of such surviving or transferee Person (immediately after giving effect to such issuance).

(h) Accelerated Shares.

(i) For the purposes of this Section 2.15, the term “Accelerated Shares” shall mean the sum of the Accelerated Revenue and Net Profit Shares and the Accelerated Share Price Shares.

(ii) In the event that the Acceleration Date occurs on or prior to December 31, 2006, the term “Accelerated Revenue and Net Profit Shares” shall mean 4,000,000 Additional Escrowed Shares, and the distribution of such Accelerated Revenue and Net Profit Shares shall be in lieu of any future obligation of Parent to issue or cause the Escrow Agent to distribute any Revenue Shares and Net Profit Shares;

(iii) In the event that the Acceleration Date occurs on or after January 1, 2007 but prior to January 1, 2008, the term “Accelerated Revenue and Net Profit Shares” shall mean 3,000,000 Additional Escrowed Shares and the distribution of such Accelerated Revenue and Net Profit Shares shall be in lieu of any future obligation of Parent to issue or cause the Escrow Agent to distribute any Net Profit Shares.

(iv) In the event that the Acceleration Date occurs on or after January 1, 2008 but prior to January 1, 2009, the term “Accelerated Revenue and Net Profit Shares” shall mean 2,000,000 Additional Escrowed Shares and the distribution of such Accelerated Revenue and Net Profit Shares shall be in lieu of any future obligation of Parent to issue or cause the Escrow Agent to distribute any 2008 Net Profit Shares.

(v) In the event that that the Change of Control Consideration equals or exceeds $12.00 (after adjustment for any issuance or distribution of shares of Parent Common Stock pursuant to this Section 2.15(h)) (the “Full Share Price Share Acceleration Trigger”), then the term “Accelerated Share Price Shares” shall mean the difference between 6,000,000 Additional Escrowed Shares and any Share Price Shares distributed in accordance with this Section 2.14 prior to the Acceleration Date. The distribution of such Accelerated Share Price Shares shall be in lieu of any future obligation of Parent to issue or cause the Escrow Agent to distribute any Share Price Shares.

(vi) In the event that that the Change of Control Consideration is less than the Full Share Price Share Acceleration Trigger, then the term “Accelerated Share Price Shares” shall mean the difference between 4,000,000 Additional Escrowed Shares and any Share Price Shares distributed in accordance with this Section 2.14 prior to the Acceleration Date. The distribution of such Accelerated Share Price Shares shall be in lieu of any future obligation of Parent to issue or cause the Escrow Agent to distribute any Share Price Shares.

(i) Each of the Acceleration Trigger Price and the Full Share Price Share Acceleration Trigger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring after the Closing Date and prior to the termination of the Share Price Trigger Period.

(j) The number of Additional Shares to be issued pursuant to this Section 2.15 shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring after the Closing Date.

(k) Notwithstanding a later distribution of Additional Escrowed Shares pursuant to Section 2.15(f):

(i) in the event that the Revenue Target is not met or exceeded, the Escrow Agent shall return to Parent for cancellation an aggregate of 1,000,000 Additional Escrowed Shares;

(ii) in the event that the number of 2007 Net Profit Shares is less than 1,000,000 shares, then the Escrow Agent shall return to Parent for cancellation an aggregate amount of Additional Escrowed Shares equal to the excess of 1,000,000 shares of Parent Common Stock over the number of 2007 Net Profit Shares; and

(iii) in the event that the number of 2008 Net Profit Shares is less than 2,000,000, then the Escrow Agent shall return to Parent for cancellation an aggregate of Additional Escrowed Shares equal to the excess of 2,000,000 shares of Parent Common Stock over the number of 2008 Net Profit Shares.

2.16 Committee and Representative for Purposes of Escrow Agreement.

(a) Parent Committee. Prior to the Closing, the Board of Directors of Parent shall appoint a committee consisting of one or more of its then members to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow Agreement regarding the Holdback Escrowed Shares and Parent’s right to indemnification pursuant to Article VIII hereof. In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Parent and who has not had any material relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VIII hereof and the Escrow Agreement.

(b) Representative. The parties hereto hereby designate Gideon Barak (the “Representative”) to represent the interests of the Persons entitled to receive Parent Common Stock as a result of the Merger for purposes of the Escrow Agreement and the Holdback Escrowed Shares. If such Person ceases to serve in such capacity, for any reason, such Person shall designate his or her successor. Failing such designation within ten (10) Business Days after the Representative has ceased to serve, those members of the Board of Directors of Parent who were directors of the Company prior to the Closing shall appoint as successor a Person who was a former stockholder of the Company.

2.17 Unclaimed Additional Shares. In the event that any Additional Escrowed Shares are returned to Parent by the Escrow Agent and cancelled pursuant to Section 2.15(e)(i) and such shares would have been distributable pursuant to Section 2.5(a)(i), but for the failure by a holder of Certificates to comply with the exchange procedures outlined in and contemplated by Section 2.6, such holder shall look only to Parent (subject to abandoned property, escheat and similar laws) for such holder’s claim for any amount of Additional Shares which such holder may be entitled to pursuant to the terms of this Agreement.

2.18 Company Warrants.

(a) Subject to the further provisions of this Section 2.18, at the Effective Time, Parent shall substitute equivalent warrants to purchase Parent Common Stock for all Company Warrants. Each warrant agreement representing a Company Warrant is referred to herein as an “Company Warrant Agreement.” Subject to the foregoing and Section 2.18(b) and (c), immediately after the Effective Time, each such Company Warrant Agreement shall be deemed to constitute a warrant to acquire (i) from Parent that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock which were subject to such Company Warrant Agreement immediately prior to the Effective Time (whether or not such Company Warrant had been exercisable prior to the Effective Time) multiplied by the Exchange Ratio, (ii) from the Escrow Agent in accordance with Section 2.15, that number of Additional Shares which such holder of Company Warrants would have received if such holder had exercised such Company Warrants immediately prior to the Effective Time, regardless of whether such Company Warrants had been exercisable prior to the Effective Time, (iii) in the event of any exercise of any Company Warrants after the termination of the Share Price Trigger Period, from Parent in accordance with Section 2.13(f), that number of Excess Closing Shares which such holder of Company Warrants would have received if such holder had exercised such Company Warrants immediately prior to the termination of the Share Price Trigger Period, regardless of whether such Company Warrants had been exercisable prior to the Share Price Trigger Period and (iv) in the event of any exercise of any Company Warrants after the termination of the Share Price Trigger Date, from the Escrow Agent in accordance with Section 2.15(e)(iii) that number of Excess Additional Shares which such holder of Company Warrants would have received if such holder exercised such Company Warrants immediately prior to the termination of the Share Price Trigger Period, regardless of whether such Company Warrants had been exercisable prior to the Share Price Trigger Period. The exercise price for each share of Parent Common Stock and the proportional right to receive Additional Shares pursuant to each such Company Warrant Agreement shall be equal to the aggregate exercise price of the Company Warrants represented by the Company Warrant Agreement at the Effective Time divided by the number of shares of Parent Common Stock for which it is exercisable pursuant to clause (i) of this Section 2.18(a), rounded up to the nearest whole cent.

(b) In the event that a holder of Company Warrants exercises any Company Warrant after the Closing and prior to the termination of the Holdback Period, ten percent (10%) of the shares of Parent Common Stock such holder receives pursuant to clause (i) of Section 2.18(a) shall be deposited with the Escrow Agent and held by the Escrow Agent as Holdback Escrowed Shares pursuant to the Escrow Agreement. Any shares of Parent Common Stock deposited with the Escrow Agent pursuant to this Section 2.18(b) shall remain subject to Sections 2.14 and 8.6.

(c) In the event that a holder of Company Warrants exercises any Company Warrant after the termination of the Holdback Period and the Escrow Agent has, pursuant to Section 8.6 and in accordance with the Escrow Agreement, has withheld any amounts in dispute related to the indemnification obligations set forth in Article VIII, the number of shares of Parent Common Stock such holder receives pursuant to clause (i) of Section 2.18(a) shall be equitably adjusted as to be consistent with the percentage of Closing Shares which the Persons who surrendered Certificates received after the application of the Holdback Escrowed Shares pursuant to Section 8.6.

(d) As soon as practicable after the Closing Date, Parent shall reserve for issuance all shares of Parent Common Stock issuable pursuant to Section 2.18(a)(i).

2.19 Rule 145. All shares of Parent Common Stock issued pursuant to this Agreement to “affiliates” of the Company set forth on Schedule 2.19 will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act and all certificates representing such shares shall bear an appropriate restrictive legend.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in schedules of the Company delivered by the Company to Parent and Merger Sub concurrently herewith (the “Company Schedule”), the Company hereby represents and warrants to, and covenants with, Parent and Merger Sub, as follows:

3.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted and to perform its obligations under all Company Contracts by which it is bound. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation, by-laws and the charters of all committees of the board of directors (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c) The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since the time of the Company’s organization. Copies of such Corporate Records of the Company have been heretofore delivered to Parent or Parent’s counsel.

(d) The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of the Company’s organization. Copies of such records of the Company have been heretofore delivered to Parent or Parent’s counsel.

3.2 Subsidiaries.

(a) The Company has no subsidiaries other than IXI Mobile (R&D), Ltd. (which wholly owns IXI Mobile (Europe), Ltd., IXI Mobile (Asia Pacific), Ltd. and IXI Mobile (East Europe), SRL), and Neo Mobile, Inc. (which wholly owns Neo Mobile, Ltd. and Neo Mobile Telecom LLC) (the “Subsidiaries”). As used in this Article III and elsewhere in this Agreement, the term “Company” includes the Subsidiaries unless the context clearly indicates otherwise. The Company directly or indirectly owns all of the outstanding equity securities of the Subsidiaries, free and clear of all liens and encumbrances. Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Subsidiary (in jurisdictions that recognize the following concepts) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Subsidiary to be conducted.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 89,642,361 shares of capital stock, of which 49,000,000 shares are Company Common Stock, 333,334 shares are Preferred A Stock, 1,604,791 shares are Preferred B Stock, 3,104,236 shares are Preferred C Stock, 6,000,000 shares are Preferred D Stock and 29,600,000 shares are Preferred D-1 Stock, (collectively “Company Preferred Stock”), of which 4,418,249 shares of Company Common Stock, 285,801 shares of Preferred A Stock, 439,206 shares of Preferred B Stock, 1,439,581 shares of Preferred C Stock, 3,448,473 shares of Preferred D Stock and 29,591,387 shares of Preferred D-1 Stock are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable. The number of shares of Company Common Stock and Company Preferred Stock outstanding as of the Closing Date shall be as reflected on the Company Schedule as of such Closing Date. Except as set forth on Section 3.3(a) of the Company Schedule as of the date of this Agreement and as it may be revised as of the Closing Date in accordance with the terms of this Agreement, (i) no shares of Company Common Stock or Company Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock granted to employees of Company or other parties (“Company Stock Options”), and (ii) no shares of Company Common Stock or Company Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Company Common Stock or Company Preferred Stock (“Company Warrants”). All shares of Company Common Stock and Company Preferred Stock set forth on Section 3.3(a) of the Company Schedule, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as described in Section 3.3(a) of the Company Schedule, there are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding Company Stock Options and Company Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts. The Company has heretofore delivered to Parent or Parent’s counsel an accurate copy of substantially the forms of documents used for the issuance of Company Stock Options and a true and complete list of the holders thereof, including their names and the numbers of shares of Company Common Stock underlying such holders’ Company Stock Options. The Company has heretofore delivered to Parent or Parent’s counsel true and accurate copies of the Company Warrants.

(b) Except as set forth in Section 3.3(b) of the Company Schedule or as set forth in Section 3.3(a) there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) Except as contemplated by this Agreement and except as set forth in Section 3.3(c) of the Company Schedule, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(d) No consent is required from the holder of any Employee Option to effect the provisions of Section 2.13.

3.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VII), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the DGCL and the terms and conditions of this Agreement, other than the giving of notice to the stockholders of the Company and the adoption of this Agreement and the approval of the Merger by the stockholders of the Company in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not (i) conflict with or violate the Company’s Charter Documents, (ii) subject to obtaining the adoption of this Agreement and the Merger by the stockholders of the Company, conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

(c) The Company has withdrawn the draft prospectus that it filed with the Israel Securities Authority and the Tel-Aviv Stock Exchange, and has terminated the proposed offering contemplated thereby.

3.6 Compliance.

(a) The Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. The businesses and activities of the Company have not been and are not being conducted in violation of any Legal Requirements except for violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. The Company is not in default or violation of any term, condition or provision of any applicable Charter Documents. The Company is not in default or violation of any term, condition or provision of any applicable Company Contracts, except for defaults or violations in connection with the Company Contracts which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth on Section 3.6(a) of the Company Schedule, no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person).

(b) Section 3.6(b) of the Company Schedule provides a complete list of all pending and outstanding grants, incentives, qualifications and subsidies (collectively, “Government Grants”) from the Government of the State of Israel or any agency thereof, or from any other Governmental Body, granted to the Company, including Approved Enterprise Status from the Israeli Investment Center of the Israeli Ministry of Industry, Commerce and Labor (the “Investment Center”) and any grants received from the Office of the Chief Scientist of the Israeli Ministry of Industry, Commerce and Labor (the “OCS”). The Company is in material compliance with all of the terms, conditions and requirements of its Government Grants and has duly fulfilled in all material respects all the undertakings relating thereto. The Company has no knowledge of any intention of the Investment Center or the OCS to revoke or materially modify any of the Government Grants or that the Investment Center or the OCS believes that the Company is not in compliance in all material respects with the terms of any Government Grant.

3.7 Financial Statements.

(a) The Company has provided to Parent a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2004 and December 31, 2003 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with Israeli GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents the consolidated financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) The Company has provided to Parent a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of Company for the nine month periods ended September 30, 2005 and 2004 (the “Unaudited Financial Statements”). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance with Israeli GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements are subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

(c) The books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are accurate, complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) The accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

3.8 No Undisclosed Liabilities. Except as set forth in Section 3.8 of the Company Schedule, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Unaudited Financial Statements which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business and consistent with past practice since September 30, 2005, none of which would have a Material Adverse Effect on the Company.

3.9 Absence of Certain Changes or Events. Except as set forth in Section 3.9 of the Company Schedule or in the Unaudited Financial Statements, since December 31, 2004, there has not been: (i) any Material Adverse Effect on the Company and no event has occurred or circumstance has arisen that, in combination with any event or circumstance, would or would be expected to result in a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company, except for any such entry in the ordinary course of business consistent with past practice, into any currently effective employment, severance, termination or indemnification agreement, or any entry by the Company into any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices, (vii) any change in the auditors of the Company, (vii) any issuance of capital stock of the Company, (viii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, (ix) any material claims, suits, actions or proceedings commenced or settled by the Company or (x) any material transaction or any other material action taken by the Company outside the ordinary course of business or inconsistent with past practices.

3.10 Litigation. Except as disclosed in Section 3.10 of the Company Schedule, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

3.11 Employee Benefit Plans.

(a) Section 3.11 of the Company Schedule lists all Plans. “Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”) and any other plan, policy, program, practice or agreement (whether written or oral) providing compensation or other benefits to any current or former officer, employee or consultant (or to any dependent or beneficiary thereof), of the Company or any ERISA Affiliate, which are now, or within the last five (5) years were, maintained by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has or may have any liability, including but not limited to any obligation to contribute, including all employee pension, profit-sharing, savings, retirement, incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, life, accident or other insurance, stock purchase, stock option, stock appreciation right, phantom stock, restricted stock or other equity-based compensation plans, and any other plans, policies, programs or practices. “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, or in the case of any Plan subject to Part 3 of Subtitle B of Title I of ERISA, of an affiliated service group within the meaning of Section 414(m) of the Code.

(b) To the knowledge of the Company, no employee will be subject to tax under Section 409A of the Code with respect to any Plan.

(c) With respect to each Plan, the Company has delivered to Parent or its representatives true and complete copies of (i) the Plan (including all amendments) and summary plan description (including all summaries of material modifications), (ii) all trust documents, insurance contracts or policies, (iii) to the extent applicable, documentation of the nondiscrimination testing for the preceding three years, and (iv) to the extent applicable, the most recent Internal Revenue Service opinion or determination letter.

(d) No Plan is subject to Title IV of ERISA, and no condition exists as a result of which the Company could have any liability under Title IV of ERISA. No Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and no condition exists as a result of which the Company could have any liability under a multiemployer plan.

(e) Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable opinion or determination letter from the Internal Revenue Service and, to the knowledge of the Company, nothing has occurred and no circumstances exist that would reasonably be expected to cause the disqualification of such plan. Each Plan is and has been maintained in form and operation in all material respects in compliance with its terms and all applicable laws, including, without limitation, ERISA and the Code. As of and including the date of the Closing, the Company shall have made all contributions required to be made by the Company up to and including the date of the Closing with respect to each Plan.

(f) With respect to each Plan, no “party in interest” or “disqualified person” (as defined in Section 3(14) of ERISA or Section 4975 of the Code, respectively) has at any time engaged in a transaction which could subject the Purchaser, directly or indirectly, to a tax, penalty or liability for prohibited transactions imposed by ERISA or the Code.

(g) Each Plan which is a “welfare plan” within the meaning of Section 3(1) of ERISA and which provides health, disability or death benefits is fully insured.

(h) No Plan provides for the continuation of medical, health or other welfare benefits or coverage for any participant or any dependent or beneficiary of any participant after such participant’s retirement or other termination of employment, except as may be required by COBRA or any other applicable law, and the Company has not agreed or promised to provide any such benefits or coverage.

(i) The Company has not proposed or agreed to any increase in benefits under any Plan (or the creation of new benefits or a new Plan ) or change in employee coverage which would increase the expense of maintaining any such Plan.

(j) The consummation of the transactions contemplated by this Agreement, either alone or in combination with any other event, will not result in any new benefits, an increase in the amount of compensation or benefits or an acceleration of the vesting or timing of payment of any benefits or compensation payable in respect of any employee.

(k) Section 3.11 of the Company Schedule lists all leased employees and independent contractors providing services to the Company. The Company has delivered to Parent true and complete copies of any agreements with or with respect to leased employees and independent contractors.

3.12 Labor Matters.

(a) The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor does the Company know of any activities or proceedings of any labor union to organize any such employees.

(b) Each employee and consultant of the Company is terminable “at will” subject to applicable notice periods as set forth by law or in the employment agreement, but in any event not more than ninety (90) days, and there are no agreements or understandings between the Company and any of its employees or consultants that their employment or services will be for any particular period. The Company is not aware that any of its officers or key employees intends to terminate his or her employment with the Company. The Company is in compliance in all material respects and, to the Company’s knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company and such individuals. There are not, and there have not been, any oral or informal arrangements, commitments or promises between the Company and any employees or consultants of the Company that have not been documented as part of the formal written agreements between any such individuals and the Company that have been made available to Parent.

(c) The Company is in compliance in all material respects with all Legal Requirements applicable to its employees, respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto. The Company’s obligations to provide statutory severance pay to its employees in Israel are fully funded or accrued on the Unaudited Financial Statements and the Company has no knowledge of any circumstance that could give rise to any valid claim by a current or former employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled). All amounts that the Company is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment. There are no pending, or to the Company’s knowledge, threatened or reasonably anticipated claims or actions against the Company by any employee in connection with such employee’s employment or termination of employment by the Company.

(d) No employee or former employee of the Company or any of its subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

3.13  Restrictions on Business Activities. Except as disclosed on Section 3.13 of the Company Schedule, to the Company’s knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has the effect of prohibiting or materially impairing any acquisition of property by the Company or the conduct of business by Company as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

3.14 Title to Property.

(a) The Company does not presently own and has not in the past owned any real property. There are no options or other contracts under which the Company has a right or obligation to acquire any real property.

(b) All leases of real property held by the Company, and all personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (the “Personal Property”) are shown or reflected on the balance sheet included in the Unaudited Financial Statements. The Company owns and has good and marketable title to the Personal Property, and all such Personal Property is in each case held free and clear of all liens and encumbrances, except for liens and encumbrances disclosed in the Audited Financial Statements or in Section 3.14(b) of the Company Schedule, none of which liens or encumbrances has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company.

(c) All leases pursuant to which the Company leases from others material real or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not be expected to have a Material Adverse Effect on the Company.

3.15 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments and duties together with all interest, penalties and additions imposed with respect to any such amounts, any obligations under any agreements or arrangements with any other person with respect to any such amounts, any liability of a predecessor entity for any such amounts and any taxes or liability with respect thereto arising under Treasury Regulation Section 1.1502-6 or comparative provision of state, local or foreign law.

(b) Except as set forth in Section 3.15 of the Company Schedule:

(i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority, except such Returns which are not material to Company. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes (whether or not shown to be due on such Returns) that have become due and payable on or before the date hereof, except for Taxes which are being contested in good faith and for which adequate reserves have been established in accordance with Israeli GAAP.

(ii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Tax authorities to the extent due and payable.

(iii) There are no material Tax deficiencies outstanding, assessed or, to the knowledge of the Company, threatened against the Company, nor has the Company executed any waiver of any statute of limitations or extended any period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company by any Tax authority is presently pending, nor has the Company been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vi) There are no Tax liens upon the assets of the Company, except liens for current Taxes not yet due and payable.

(vii) The Company is not liable for the Taxes of any Person, is not currently under any contractual obligation to indemnify any Person with respect to Taxes (except for customary agreements to indemnify lenders) and is not a party to or bound by any Tax sharing agreement.

(viii) The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(ix) The Company has not engaged in any transaction which requires its participation to be disclosed under Treasury Regulation Section 1.6011-4.

3.16 Environmental Matters.

(a) Except as disclosed in Section 3.16 of the Company Schedule and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company has, to the knowledge of the Company, complied with all applicable Environmental Laws; (ii) to the knowledge of the Company, the properties currently operated by the Company (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) to the knowledge of the Company, the properties formerly operated by the Company were not contaminated with Hazardous Substances during the period of operation by the Company or during any prior period; (iv) to the knowledge of the Company, the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) the Company has not been associated with any release or threat of release of any Hazardous Substance; (vi) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (vii) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

3.17 Brokers; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except pursuant to Sections 2.5, 2.13 and 2.18, and as disclosed on Section 3.17 of the Company Schedule, no shares of common stock, options, warrants or other securities of either Company or Parent are payable to any third party by Company as a result of this Merger.

3.18 Intellectual Property.

For the purposes of this Agreement the term “Intellectual Property” shall mean any and all intellectual property and proprietary rights, titles and interests, comprised of or with respect to any of the following:

(i) domestic, foreign, international or multinational patents, patent applications (petty, provisional, non-provisional and other), patent disclosures, invention disclosures and other government-issued indicia of invention or industrial design ownership, including but not limited to all continuations, continuations-in-part, continued prosecutions, divisionals, reissues, reexaminations, utility models, certificates of invention and design patents, registrations, renewals, extensions, restorations, supplementary protection certificates, confirmations, substitutions and additions thereof, applications for registrations issuing therefrom or as a result thereof (collectively, the “Patents”);

(ii) domestic, foreign, international or multinational registered and common law trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and other indicia of source or sponsorship of any goods, service or business, and registrations and applications for registration (including renewal of registration) thereof and all goodwill related to the foregoing (collectively, the “Trademarks”);

(iii) domestic, foreign, international or multinational copyrights and rights in works of authorship, including, without limitation, moral rights and rights of attribution and integrity, copyrights in Software and in the content contained on any Web site, and registrations and applications for registration (including renewal of registration) thereof (collectively, the “Copyrights”);

(iv) mask works and registrations and applications for registration (including renewal of registration) thereof;

(v) computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing (collectively, the “Software”);

(vi) ideas, concepts, knowledge, information, data, materials, inventions, trade secrets and confidential business information, whether copyrightable or non-copyrightable, patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, the “Trade Secrets”);

(vii) copies and tangible embodiments and expressions of the foregoing, and applications and uses thereof; and

(viii) other proprietary rights relating to any of the foregoing (including all rights to enforce and sue for any past, present or future from misappropriation or infringement thereof and to obtain remedies therefor and rights of protection of interest therein under the laws of all jurisdictions).

(a) The Company has the valid right (including the right to sublicense to customers, suppliers or others as needed) to use, by virtue of ownership or pursuant to written license agreements set forth on Section 3.18(a) of the Company Schedule, free and clear of all liens, security interests or other encumbrances, all Intellectual Property necessary for the conduct of the Company’s business and all Intellectual Property used or held for use in connection with the businesses of the Company as currently conducted by the Company, including the Intellectual Property set forth in Section 3.18(b) of the Company Schedule, together with all applications currently pending or in process for any of the foregoing (all of the aforementioned Intellectual Property, collectively, the “Company Intellectual Property”), except for those the failure to own or otherwise have such legal right to use as would not reasonably be expected to have a Material Adverse Effect on the Company. The Company Intellectual Property is valid and enforceable.

(b) Section 3.18(b) of the Company Schedule contains a complete and accurate list of all (a) Patents and registered Intellectual Property owned or used by the Company, (b) pending Patent applications and applications for registrations of other Intellectual Property filed by the Company, (c) material unregistered Intellectual Property owned or used by the Company, and (e) Software owned or used by the Company (except unmodified commercially available off-the-shelf Software applications purchased or licensed for less than $5,000).

(c) No claim has been asserted and is pending or, to the knowledge of the Company, has been threatened by any Person challenging or questioning the use of any Company Intellectual Property or the validity, scope, enforceability, registerability, effectiveness or ownership of any Company Intellectual Property, in whole or in part, and there are no grounds for the same.

(d) No claim has been asserted and is pending or, to the knowledge of the Company, has been threatened, to the effect that the conduct of the Company’s business or practice or exercise of any of the Company Intellectual Property, infringes or misappropriates the Intellectual Property or other rights of any Person, nor are there any valid grounds for any bona fide claim of any such kind.

(e) The Company has not brought or threatened a claim against any Person (i) alleging infringement or misappropriation of any Company Intellectual Property, or (ii) challenging any Person’s ownership or use of, or the validity, scope, enforceability or registerability of, any Intellectual Property relevant to the Company or any of its businesses or assets, and to the best of the Company’s knowledge, no third party has infringed or misappropriated any of the Company Intellectual Property and the Company is not aware of any facts that indicate a likelihood of the same.

(f) The Company Intellectual Property has not been assigned, transferred, licensed, made subject to any option right, right of first offer, negotiation or refusal or any other contingent or non-contingent third party right or interest, or otherwise disposed of in any manner, in whole or in part, that limits or restricts the Company’s right or ability to exploit the Company Intellectual Property.

(g) Except to the extent that it would not be expected to have a Material Adverse Effect on the Company, the Company and the owners of any Company Intellectual Property licensed to the Company have taken all commercially reasonable actions to maintain and protect the Company Intellectual Property. All personnel of the Company, including employees, agents, consultants and contractors who have contributed to or participated in the conception and development of the Company Intellectual Property, either (i) have been a party to a “work-for-hire” arrangement or agreement with the Company in accordance with applicable law that has accorded the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company effective and exclusive ownership of all tangible and intangible property thereby arising.

(h) All registered, granted or issued Patents, Trademarks, Copyrights and Software held by the Company are valid and enforceable in accordance with applicable laws, rules and regulations and, to the knowledge of the Company, there is no reason to believe that any of the claims of any Patent applications encompassed by the Company Intellectual Property will fail to issue or be materially limited or restricted beyond the currently pending claims.

(i) No loss or expiration of any of the Company Intellectual Property is threatened, pending or reasonably foreseeable, except for Patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company, including, without limitation, a failure by the Company to pay any required maintenance fees) and the Company has not received any notice, communication or information of any such loss or expiration on or of the threat thereof.

(j) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will cause the diminution, termination or forfeiture of any Company Intellectual Property or of any right, title or interest in or to the Company Intellectual Property.

(k) Except as set forth in Section 3.18(k) of the Company Schedule, the Company does not owe any royalties or other payments to third parties in respect of any Company Intellectual Property. All royalties or other payments set forth in Section 3.18(k) of the Company Schedule that have accrued prior to the date of this Agreement been paid in full.

(l) The Software is free from significant defects or programming errors and conforms in all material respects to the written documentation and specifications therefor. The Company has used commercially reasonable efforts to regularly scan the Software and the Company Intellectual Property with virus detection software. The Software and other Company Intellectual Property contain no “viruses.” For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware. None of the foregoing contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which causes the software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any Person.

(m) Section 3.18(m) of the Company Schedule lists open source materials that the Company has used in any way and describes the manner in which such open source materials have been used, including, without limitation, whether and how the open source materials have been modified and/or distributed by the Company. Except as set forth on Section 3.18(m) of the Company Schedule, the Company has not (i) incorporated open source materials into, or combined open source materials with, Software developed or distributed by the Company; (ii) distributed open source materials in conjunction with any other Software developed or distributed by the Company; or (iii) used open source materials governed by any agreement or arrangement that creates, or purports to create, obligations for the Company with respect to Software developed or distributed by the Company or that grants, or purports to grant, to any third party, any rights to or immunities under Intellectual Property (including, but not limited to, any use of any open source materials pursuant to any agreement or arrangement that requires, as a condition of use, modification and/or distribution of such open source materials that other Software incorporating or incorporated or into, derived from or used or distributed with such open source materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge).

(n) The Company is not aware of any Company Intellectual Property owned or used by any competitor or third party which could be expected to supersede or make obsolete any product or process of the Company or to limit its business as currently conducted or as currently proposed to be conducted.

(o) The Company has made a full, complete and accurate disclosure to Parent in all material respects of all information and material currently in its possession or control regarding the ownership, permitted use, validity, scope, enforceability and encumbrance of the Company Intellectual Property, including any conditions or restrictions respecting the use, transferability or change of control with respect thereto.

(p) Except as set forth on Section 3.18(p) of the Company Schedule, no warranty claim has been asserted and is pending or, to the knowledge of the Company, has been threatened by any Person. For the purposes of this Section 3.18(p) “warranty claim” means any claim by a Person pursuant to a contractual warranty given by the Company in favor of such Person on the sale, lease, license or other transfer of the Company’s physical equipment (including but not limited to computing and computer-directed devices).

3.19 Agreements, Contracts and Commitments.

(a) Section 3.19 of the Company Schedule sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (I) providing for payments (present or future) to the Company in excess of $100,000 in the aggregate or (II) under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company (provided, however, that non-disclosure agreements, employee stock option grants and agreements, employee stock option exercise agreements and employee agreements of former employees shall not be considered Material Company Contracts), and (z) without limitation of subclause (x) or subclause (y), each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company, or any officer, director or 5% or more stockholder (each an “Insider”) of the Company;

(ii) any guaranty, direct or indirect, by the Company or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iii) any Company Contract of employment;

(iv) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(v) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vi) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) any collective bargaining agreement with any labor union;

(viii) any lease or similar arrangement for the use by the Company of personal property;

(ix) any Company Contract restricting the rights of the Company to conduct business in any jurisdiction;

(x) any Company Contract granting or purporting to grant any interest (including, without limitation, a leasehold interest) in real property; and

(xi) any Company Contract to which any Insider of the Company is a party.

(b) Each Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been heretofore delivered to Parent or Parent’s counsel.

(c) Except as set forth in Section 3.19 of the Company Schedule, neither the Company nor, to the best of Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are likely to have a Material Adverse Effect on the Company. Each agreement, contract or commitment to which the Company is a party or by which it is bound that has not expired by its terms is in full force and effect.

3.20 Insurance. Section 3.20 of the Company Schedule contains a list of all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) of the Company and each such policy is in full force and effect. No written notice of cancellation or termination has been received by the Company with respect to the Insurance Policies. Except as disclosed in Section 3.20 of the Company Schedule, to the Company’s knowledge, there are no pending claims against such insurance by the Company as to which the insurers have denied coverage or otherwise reserved rights. The Company believes the Insurance Policies are adequate in amount and scope for the business in which it is engaged.

3.21 Governmental Actions/Filings. Except as set forth in Section 3.21 of the Company Schedule, the Company has been granted and holds, and has made, all Governmental Actions/Filings necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted and as presently proposed to be conducted or used or held for use by the Company, and true, complete and correct copies of which have heretofore been delivered to Parent. Each such Governmental Action/Filing is in full force and effect and, except as set forth in Section 3.21 of the Company Schedule, will not expire prior to December 31, 2006, and the Company is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company. Except as set forth in Section 3.21 of the Company Schedule, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

3.22 Interested Party Transactions. Except as set forth in the Section 3.22 of the Company Schedule, no employee, officer, director or stockholder of the Company or a member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Section 3.22 of the Company Schedule, to the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, stockholder, officer or director of Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Company. Except as set forth in Section 3.22 of the Company Schedule, to the knowledge of the Company, no officer, director or 5% stockholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

3.23 Certain Business Practices. The Company has not: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

3.24 Stockholder Approval. The Stockholders of the Company listed on Section 3.24 of the Company Schedule have executed a stockholder consent adopting and approving the Merger and such stockholders hold the requisite amount of shares of Company Common Stock and Company Preferred Stock, voting together as a single class, necessary for the adoption of this Agreement and the approval of the Merger by the stockholders of the Company in accordance with the DGCL.

3.25 Representations and Warranties Complete. The representations and warranties of the Company included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are accurate, true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.26 Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive until the end of the Holdback Period.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to the exceptions set forth in schedules of Parent delivered by Parent to the Company concurrently herewith (the “Parent Schedule”), Parent hereby represents and warrants to, and covenants with, the Company, as follows:

4.1 Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to the Company. Parent is not in violation of any of the provisions of Parent’s Charter Documents.

(b) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

4.2 Subsidiaries. Except for Merger Sub, which is a wholly-owned subsidiary of Parent, Parent has no subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

4.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 30,000,000 shares of common stock, par value $0.0001 per share (“Parent Common Stock”) and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 7,818,000 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable. Except as set forth on Section 4.3(a) of the Parent Schedule, (i) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock or Parent Preferred Stock granted to employees of Company or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”). All shares of Parent Common Stock and Parent Preferred Stock as set forth on Section 4.3(a) of the Parent Schedule, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts. Parent has heretofore delivered to the Company true, complete and accurate copies of the Parent Warrants, including any and all documents and agreements relating thereto.

(b) The shares of Parent Common Stock to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable.

(c) Except as set forth in Section 4.3(c) of the Parent Schedule or as contemplated by this Agreement or the Parent SEC Reports, there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any equity security of any class of Parent.

4.4 Authority Relative to this Agreement. Parent has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document which Parent has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent (including the approval by its Board of Directors), and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent shall not: (i) conflict with or violate Parent’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Company is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

4.6 Compliance. Parent has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements. Parent is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent.

4.7 SEC Filings; Financial Statements.

(a) Parent has made available to the Company and the stockholders a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

4.8 No Undisclosed Liabilities. Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, (ii) liabilities incurred since September 30, 2005 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent.

4.9 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since September 30, 2005, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vi) any change in the auditors of Parent, (vii) any issuance of capital stock of Parent, (viii) any revaluation by Parent of any of its assets, (ix) any material claims, suits, actions or proceedings commenced or settled by Parent or (x) any material transaction or any other material action taken by Parent outside the ordinary course of business or inconsistent with past practices.

4.10 Litigation. There are no claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

4.11 Employee Benefit Plans. Parent does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

4.12 Restrictions on Business Activities. Except as set forth in the Charter Documents of Parent, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Parent.

4.13 Title to Property. Parent does not own or lease any real property or Personal Property. Except as set forth in Section 4.13 of the Parent Schedule, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in Real Property or Personal Property.

4.14 Taxes. Except as set forth in Section 4.14 of the Parent Schedule:

(a) Parent has timely filed all Returns required to be filed by Parent with any Tax authority, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. Parent has paid all Taxes (whether or not shown to be due on such Returns) that have become due and payable on or before the date hereof except for Taxes which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Tax authorities to the extent due and payable.

(c) There are no material Tax deficiencies outstanding, assessed or, to the knowledge of Parent, threatened against Parent, nor has Parent executed any waiver of any statute of limitations or extended any period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of Parent by any Tax authority is presently pending, nor has Parent been notified of any request for such an audit or other examination.

(e) There are no Tax liens upon the assets of Parent, except liens for current Taxes not yet due and payable.

(f) No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(g) Parent is not liable for the Taxes of any Person, is not currently under any contractual obligation to indemnify any Person with respect to Taxes (except for customary agreements to indemnify lenders) and is not a party to or bound by any Tax sharing agreement.

(h) Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i)  Parent has not engaged in any transaction which requires its participation to be disclosed under Treasury Regulation Section 1.6011-4.

4.15 Brokers. Except as set forth on Section 4.15 of the Parent Schedule, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.16 Intellectual Property. Parent does not own, license or otherwise have any right, title or interest in any Intellectual Property.

4.17 Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (a) creates or imposes a liability greater than $100,000, or (b) may not be cancelled by Parent on thirty (30) Business Days’ or less prior notice (“Parent Contracts”). All Parent Contracts are set forth on Section 4.17 of the Parent Schedule other than those that are exhibits to the Parent SEC Reports.

(b) Each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of Parent have been heretofore delivered to the Company.

(c) Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

4.18 Insurance. Except for directors’ and officers’ liability insurance, Parent does not maintain any Insurance Policies.

4.19 Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent. To Parent’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent. To Parent’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

4.20 Indebtedness. Parent has no indebtedness for borrowed money.

4.21 Over-the-Counter Bulletin Board Quotation. Parent Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by NASD, Inc. (“NASD”) with respect to any intention by the NASD to prohibit or terminate the quotation of Parent Common Stock on the OTC BB.

4.22 Board Approval. The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets.

4.23 Trust Fund. As of the date hereof and at the Closing Date, Parent has and will have no less than $32,955,360 including interest before the application of applicable taxes invested in United States Government securities in a trust account with JP Morgan Chase NY Bank, administered by Continental Stock Transfer & Trust Company (the “Trust Fund”), less such amounts, if any, as Parent is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Charter Documents.

4.24 Governmental Filings. Except as set forth in Section 4.24 of the Parent Schedule, Parent has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Parent of its business (as presently conducted) or used or held for use by Parent, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Section 4.24 of the Parent Schedule, will not expire prior to December 31, 2006, and Parent is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Parent.

4.25 Representations and Warranties Complete. The representations and warranties of Parent included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

4.26 Survival of Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall survive until the Closing.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business by Company and Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. As used in this Article V, the term “Company” includes the Subsidiaries unless the context clearly indicates otherwise. In addition, except as required or permitted by the terms of this Agreement or set forth on Schedule 5.1, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall not do any of the following:

(a) Other than as expressly contemplated by this Agreement, including, without limitation, pursuant to the terms of the Employment Agreements, attached hereto as Exhibits B and C (the “Employment Agreements”) waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options, warrants or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Other than as expressly contemplated by this Agreement, including, without limitation, pursuant to the terms of the Employment Agreements, grant any severance or termination pay to any officer or key employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company and Parent, as applicable, other than repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities other than in connection with the exercise, exchange or conversion of any securities of the Company outstanding on the date hereof;

(g) Amend its Charter Documents;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or the Company as applicable, or, without concurrently advising Parent, enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of services and licenses of Intellectual Property in the ordinary course of business consistent with past practice, (B) sales of inventory in the ordinary course of business consistent with past practice, (C) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party, and (D) extend any leases of real property or personal property outstanding as of the date hereof;

(j) Other than as set forth in Schedule 5.1(j), incur any indebtedness for borrowed money in excess of $150,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Other than as expressly contemplated by the Employment Agreements, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practice, except as provided in Section 5.1(k) of the Company Schedule or in Section 7.3(g) hereof;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or disclosed in the Company Schedule, or that would be eliminated in the consolidation process in the preparation of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality agreement to which the Company is a party or of which the Company is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, enter into, modify, amend or terminate any Company Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by Israeli GAAP or by the conversion of the Company’s financial statements to GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $25,000 in any 12 month period;

(p) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(q) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(r) Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(s) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(t) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(u) Take or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(v) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates, other than (A) the payment of salaries for services rendered, (B) the reimbursement of reasonable expenses incurred on behalf of the Company or Parent (as applicable), or (C) the providing of other employee benefits made generally available to all employees; or

(w) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.1 (a) through (w) above.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Registration Statement and Prospectus/Proxy Statement; Special Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a Registration Statement on Form S-4 with respect to shares of Parent Common Stock to be issued in the Merger (the “Registration Statement”), which shall include proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of (i) the adoption of this Agreement and the approval of the Merger (“Parent Stockholder Approval”), (ii) the change of the name of Parent to a name mutually acceptable to Parent and the Company (the “Name Change Amendment”), (iii) an increase in the number of authorized shares of Parent Common Stock to 55,000,000 (the “Capitalization Amendment”), (iv) an amendment to remove sections A through E, inclusive of Article VI from Parent’s Certificate of Incorporation from and after the Closing and to redesignate Article VII as Article VI and Article VIII as Article VII, respectively, (v) the approval and adoption of the issuance of options to purchase shares of Company Common Stock to Gideon Barak and Amit Haller pursuant to each of the Employment Agreements, and (vi) the election as directors of Parent those persons listed in Schedule 6.1 and two more persons as chosen pursuant to Section 6.2 at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Special Meeting”). Such proxy materials shall be in the form of a prospectus/proxy statement to be used for the purpose of soliciting such proxies from holders of Parent Common Stock and also for the purpose of issuing the Parent Common Stock to holders of Company Common Stock in connection with the Merger (the “Prospectus/Proxy Statement”). The Company shall furnish to Parent all information concerning the Company as Parent may reasonably request in connection with the preparation of the Registration Statement. The Company and its counsel shall be given an opportunity to review and comment on the Registration Statement prior to its filing with the SEC. Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use reasonable best efforts to cause the Registration Statement to be declared effective as promptly as practicable. Parent shall also take any and all such actions to satisfy the requirements of the Securities Act, including Rule 145 thereunder, and the Exchange Act. Prior to the Closing Date, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States in which it is believed, based on information furnished by the Company, holders of the Company Common Stock reside and to take any other such actions which may be necessary to enable the Parent Common Stock to be issued pursuant to the Merger in each such jurisdiction.

(b) As soon as practicable following the declaration of effectiveness of the Registration Statement, Parent shall distribute the Prospectus/Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting.

(c) Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Registration Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, the Company shall ensure that the Prospectus/Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Prospectus/Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Registration Statement will not as of the effective date of the Registration Statement (or any amendment or supplement thereto) or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d) Parent, acting through its board of directors, shall include in the Prospectus/Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use reasonable best efforts to obtain the Parent Stockholder Approval.

6.2 Directors and Officers of Parent and the Company After Merger. Parent, subject to the reasonable approval of the Company, shall select two persons who qualify as “independent directors” as such term is defined by Nasdaq Stock Market Rules to each stand for election as a director of Parent.

6.3 Other Actions.

(a) At least five (5) Business Days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Merger hereunder (“Press Release”). Simultaneously with the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release.

(b) The Company and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Parent) and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

6.4 Required Information. In connection with the preparation of the Merger Form 8-K and Press Release, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 6.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.5 Confidentiality; Access to Information.

(a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) such disclosure as may be required by law. In the event this Agreement is terminated as provided in Article IX hereof, each party (i) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b) Access to Information.

(i) Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(ii) Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business and personnel of Parent, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 6.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

6.6 Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. Notwithstanding the foregoing, the parties hereto agree that Parent will prepare and file a current report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement in the form previously approved by the Company.

6.7 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) to cause the conditions precedent set forth in Article VII to be satisfied, (ii) obtain all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and to make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and to take all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) to obtain all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) to defend any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including to seek to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) to execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement.

6.8 Treatment as a Reorganization. Notwithstanding any other provision herein, neither Parent nor the Company nor stockholders shall take any action prior to or following the Merger that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

6.9 No Securities Transactions. Neither the Company nor any of its affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

6.10 Disclosure of Certain Matters. Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VII will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Company, or (e) would require any amendment or supplement to the Prospectus/Proxy Statement. The parties shall have the obligation to supplement or amend the Company Schedule and Parent Schedule (the “Disclosure Schedule”) being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. The obligations of the parties to amend or supplement the Disclosure Schedule being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 7.2(a), 7.3(a), 8.1(a)(i), 9.1(d) and 9.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedule as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 5.1 or otherwise expressly contemplated by this Agreement or which are set forth in the Disclosure Schedule as they exist on the date of this Agreement.

6.11 Listing. Parent and the Company shall use their reasonable best efforts to obtain the listing for trading on Nasdaq National Market or the Nasdaq Capital Market of the Parent Common Stock. If such listing is not obtained by the Closing, the parties shall continue to use their best efforts after the Closing to obtain such listing.

6.12 Company Actions. The Company shall use its best efforts to take such actions as are necessary to fulfill its obligations under this Agreement and to enable Parent and Merger Sub to fulfill its obligations hereunder, including without limitation distributing the Prospectus/Proxy Statement to its stockholders when it is made available by Parent, taking actions necessary under the DGCL in respect of Dissenting Shares and the appraisal rights of the holders thereof, including giving written notice to Parent of each such holder and the number of Dissenting Shares held by each such holder.

6.13 Non-Solicitation.

(a) The Company shall not, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal, or (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Company Acquisition Proposal, or (iii) agree to, approve, endorse or recommend any Company Acquisition Proposal or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Company Acquisition Proposal, or (iv) authorize or permit any agent of the Company or any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Affiliates, to take any such action. The Company shall, and shall direct or cause the Company’s representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Company Acquisition Proposal. The Company shall notify Parent as promptly as practicable (and in any event within one (1) day after the Company attains knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Company Acquisition Proposal is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments).

(b) Parent shall not, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Parent Acquisition Proposal, or (b) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Parent Acquisition Proposal, or (c) agree to, approve, endorse or recommend any Parent Acquisition Proposal or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Parent Acquisition Proposal, or (d) authorize or permit any agent of Parent or any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other representative retained by Parent or any of its Affiliates, to take any such action. Parent shall, and shall direct or cause Parent’s representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Parent Acquisition Proposal. Parent shall notify the Company as promptly as practicable (and in any event within one (1) day after Parent attains knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Parent Acquisition Proposal is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments).

(c) The obligations contained in Sections 6.13(a) and (b) shall terminate on November 15, 2006, provided that by such date the aggregate amount of capital received by the Company equals or exceeds fifteen million dollars ($15,000,000).

6.14 Short-Swing Profit. Subject to Section 6.8 hereof, in the event that Gemini Israel III L.P., Gemini Partner Investors L.P., Gemini Israel III Parallel Fund L.P. and Gemini Israel III Overflow Fund L.P. (“Gemini”) or Landa Ventures Ltd. (“Landa”) provides Parent with an opinion of counsel reasonably satisfactory to Parent to the effect that the receipt of shares of Parent Common Stock representing its portion of the Share Price Shares pursuant to Section 2.15 would cause either Gemini or Landa, as the case may be, to become liable to Parent pursuant to Section 16(b) of the Exchange Act (a “Short Swing Profit Opinion”), then Gemini or Landa, as the case may be, may elect to receive, in lieu of its right to receive any portion of the Share Price Shares, from Parent a cash payment equal to the product of (a) the Last Reported Sales Price of the Parent Common Stock on the Trading Day immediately preceding the Additional Share Issuance Date relating to the distribution of the Share Price Shares and (b) the number of Share Price Shares which Gemini or Landa, as the case may be, would otherwise be entitled to receive pursuant to Section 2.15(a). In order to exercise its right to receive cash in lieu of shares of Parent Common Stock pursuant to this Section 6.14, Gemini or Landa, as the case may be, must deliver written notice of such election and the related Short Swing Profit Opinion to Parent no later than three Business Days immediately preceding the Additional Share Issuance Date relating to the distribution of the First Share Price Shares. In the event that Gemini or Landa, as the case may be, exercises its right to receive cash in lieu of shares of Parent Common Stock pursuant to this Section 6.14, the Additional Escrowed Shares that Gemini or Landa, as the case may be, would have received but for such election shall be returned to Parent by the Escrow Agent for cancellation.

6.15 Israeli Tax Pre-Ruling. As soon as reasonably practicable after the execution of this Agreement, the Company shall cause the Company’s Israeli counsel and accountants to prepare and file with the Israeli Income Tax Commissioner an application for a tax pre-ruling permitting any Holder or Derivative Holder who elect to become a party to such a tax pre-ruling (the “Electing Holder”), to defer any applicable Israeli tax with respect to any Consideration Shares and Additional Shares that such Holder or Derivative Holder may receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such shares of Parent Common Stock by such Holder or Derivative Holder (the “Israeli Tax Pre-Ruling”). The Israeli Tax Pre-Ruling shall not impose any restrictions or obligations on the stockholders of Parent without Parent’s consent. Each of the Company and Parent shall cause their respective Israeli counsel and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Pre-Ruling. In the event that the Company’s application for the Israeli Tax Pre-Ruling is denied or, in the sole judgment of the Company, imposes material conditions or requirements upon the Electing Holders, the requirements of this Section 6.15 may be waived by the vote or consent of those Electing Holders who in the aggregate hold a majority of the Company Common Stock, on a fully-diluted basis, held by all of the Electing Holders. Subject to the terms and conditions hereof, the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under any applicable Legal Requirement to obtain the Israeli Tax Pre-Ruling as promptly as practicable.

6.16 Bridge Financing. Parent and the Company agree to cooperate and use all commercially reasonable efforts to procure one or more Bridge Financings in an amount sufficient to allow the Company to continue to operate in accordance with its current business plan and projections during the period commencing on the date of this Agreement through the Closing Date. For the avoidance of doubt, nothing contained in this Section 6.16 shall detract from Parent’s discretion in exercising its approval rights under Article V.

6.17 Indemnification of Officers and Directors.

(a) All rights to indemnification by the Company or Parent existing in favor of those Persons who are or were directors or officers of the Company (the “Company Indemnified Persons”) or directors or officers of Parent (the “Parent Indemnified Persons”, and together with the Company Indemnified Persons, the “Indemnified Persons”) as of or prior to the date of this Agreement for their acts and omissions as directors or officers of the Company or directors or officers of Parent occurring prior to the Effective Time (as provided in: (i) the Charter Documents of the Company or Parent, as the case may be, (as in effect as of the date of this Agreement); and (ii) any indemnification agreements between the Company and said Indemnified Persons or Parent and said Indemnified Persons (as in effect as of the date of this Agreement) (the “Indemnification Documents”), shall survive the Merger and be observed by the Surviving Corporation and Parent to the fullest extent available under the Indemnification Documents and applicable law for a period of seven years from the Effective Time, and Parent shall observe, and shall cause the Surviving Corporation to so observe, such rights (including, to the extent necessary, by providing funds to ensure such observance).

(b) From the Effective Time until the seventh (7th) anniversary thereof, the Surviving Corporation shall maintain in effect the directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form delivered by the Company to Parent prior to the date of this Agreement (the “Company Existing D&O Policy”), for the benefit of those Company Indemnified Persons who are currently insured thereunder with respect to their acts and omissions as directors or officers of the Company occurring prior to the Effective Time, to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided, however, that: (i) the Surviving Corporation may substitute for the Company Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Company Existing D&O Policy (or for any substitute policies) in excess of fifty thousand dollars ($50,000) (the “Company Maximum Premium”). In the event any future annual premiums for the Company Existing D&O Policy (or any substitute policies) exceed the Company Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Company Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Company Maximum Premium. The provisions of this Section 6.17(b) shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 6.17(b), which policies provide such Company Indemnified Persons with coverage comparable to the coverage provided by the Company Existing D&O Policies for an aggregate period of seven (7) years following the Effective Time (and the Company may, if it obtains the prior written consent of Parent, obtain such a prepaid policy prior to the Effective Time, provided that the cost thereof shall not exceed the Company Maximum Premium). If such prepaid policies have been obtained prior to the Effective Time, neither the Surviving Corporation nor Parent shall cancel such policies.

(c) From the Effective Time until the seventh (7th) anniversary thereof, the Parent shall maintain in effect the directors’ and officers’ liability insurance maintained by the Parent as of the date of this Agreement (the “Parent Existing D&O Policy”), for the benefit of those Parent Indemnified Persons who are currently insured thereunder with respect to their acts and omissions as directors or officers of Parent occurring prior to the Effective Time, to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided, however, that: (i) the Parent may substitute for the Parent Existing D&O Policy a policy or policies of comparable coverage; and (ii) Parent shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of sixty thousand dollars ($60,000) (the “Parent Maximum Premium”). In the event any future annual premiums for the Parent Existing D&O Policy (or any substitute policies) exceed the Parent Maximum Premium, Parent shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Parent Maximum Premium. The provisions of this Section 6.17(c) shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 6.17(c), which policies provide such Parent Indemnified Persons with coverage comparable to the coverage provided by the Parent Existing D&O Policies for an aggregate period of seven (7) years following the Effective Time (and the Parent may obtain such a prepaid policy prior to the Effective Time, provided that the cost thereof shall not exceed the Parent Maximum Premium). If such prepaid policies have been obtained prior to the Effective Time, Parent shall not cancel such policies.

(d) The obligations under this Section 6.17 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons shall be third party beneficiaries of this Section 6.17), and in the event that Parent or the Surviving Corporation consolidates or merges with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then Parent shall make proper provision so that the continuing or surviving corporation or entity shall assume the obligations set forth in this Section 6.17.

6.18 No Claim Against Trust Fund. The Company acknowledges that, if the transactions contemplated by this Agreement are not consummated by July 19, 2007, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company hereby waive all rights against Parent to collect from the Trust Fund any moneys that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent, and will not seek recourse against the Trust Fund for any reason whatsoever.

6.19 Stockholder Guarantees. Parent acknowledges that certain stockholders of the Company (the “Guarantee Stockholders”) have guaranteed certain indebtedness or other obligations of the Company or have otherwise entered into certain credit support arrangements with respect to the Company (collectively, the “Stockholder Guarantees”). Parent agrees to use all commercially reasonable efforts to assist the Company in releasing the Guarantee Stockholders from the Stockholder Guarantees.

6.20 Stockholder Transfer Restrictions. Prior to the Effective Time, the Company shall cause (a) each of the executive officers of the Company to enter into an Executive Lock-Up Agreement substantially in the form attached hereto as Exhibit D (an “Executive Lock-Up Agreement”) and (b) each of the stockholders of the Company, holders of Employee Options and holders of Company Warrants listed on Schedule 6.20 to enter into a Stockholder Lock-Up Agreement substantially in the form attached hereto as Exhibit E (a “Stockholder Lock-Up Agreement” and together with the Executive Lock-Up Agreement, the “Lock-Up Agreements”). The Company agrees to use its reasonable best efforts to cause all stockholders of the Company and Derivative Holders, other than those listed on Schedule 6.20, to enter into a Stockholder Lock-Up Agreement. The certificates representing the shares of Parent Common Stock to be received by any stockholder of the Company, holder of Employee Options or holders of Company Warrants who has executed a Stockholder Lock-Up Agreement or an Executive Lock-Up Agreement shall bear legends to the effect that such shares of Parent Common Stock may not be transferred except upon compliance with the registration requirements of the Securities Act (or an exemption therefrom) or the provisions of the applicable Lock-Up Agreement.

6.21 Stockholder Obligations. The Company shall take all commercially reasonable actions to cause the stockholders of the Company to repay to the Company, on or before the Closing, all direct and indirect indebtedness and obligations owed by them to the Company, including the indebtedness and other obligations set forth in Schedule 6.21.

ARTICLE VII

CONDITIONS TO THE TRANSACTION

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(b) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC.

(c) Parent Stockholder Approval. The Parent Stockholder Approval, the Name Change Amendment and the Capitalization Amendment shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the laws of the State of Delaware and the Charter Documents of Parent and an executed copy of an amendment to Parent’s Certificate of Incorporation reflecting the Name Change Amendment and the Capitalization Amendment shall have been filed with the Delaware Secretary of State to be effective as of the Closing.

(d) Appraisal Rights. Holders of no more than five percent (5%) of the shares of any of the Company Common Stock outstanding immediately before the Closing shall have taken action to exercise their appraisal rights pursuant to Section 262 of the DGCL.

(e) Parent Common Stock. Holders of no more than twenty percent (20%) of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing (“Parent IPO Shares”) shall have exercised their rights to convert their Parent IPO Shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents. The amount of cash to be distributed by Parent as a result of the exercise by any holder of Parent IPO Shares to so convert such shares shall be referred to as the “Trust Fund Conversion Amount”.

(f) Stock Quotation or Listing. The Parent Common Stock at the Closing will be quoted on the OTC BB or listed for trading on the Nasdaq National Market or Nasdaq Capital Market, if the application for such listing is approved, and there will be no action or proceeding pending or threatened against Parent by the NASD to prohibit or terminate the quotation of Parent Common Stock on the OTC BB or the trading thereof on Nasdaq National Market, Nasdaq Capital Market or American Stock and Options Exchange as the case may be.

(g) Israel Securities Authority Exemption. Either (i) the Company shall have received the Israeli Securities Exemption or (ii) Parent shall have offered to purchase Employee Options from a sufficient number holders of Employee Options as shall permit the Company to avoid the need to publish a prospectus pursuant to Israeli securities law in connection with the transactions contemplated hereby or comply with the terms and conditions of a Conditional Israeli Securities Exemption and shall have received binding commitments from such holders to sell such Employee Options.

7.2 Additional Conditions to Obligations of Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 6.10, on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of Parent contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or will not, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. Parent shall have obtained all consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

(f) SEC Compliance. Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

(g) Opinion of Counsel. The Company shall have received from Graubard Miller, counsel to Parent, an opinion of counsel in a form to be agreed to by Parent and the Company.

(h) Other Deliveries. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by Parent’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

(i) Press Release. Parent shall have delivered the Press Release to the Company, in a form reasonably acceptable to the Company.

(j) Directors’ and Officers’ Liability Insurance. The Company Existing D&O Policy (or any policy substituted therefor pursuant to Section 6.17(b)) shall be in full force and effect.

(k) Resignations. The persons set forth on Schedule 7.2(k) shall have resigned from all of their positions and offices with Parent.

(l) Trust Fund. Parent shall have made appropriate arrangements with the Exchange Agent to have the Trust Fund, which shall contain no less than the amount referred to in Section 4.23, dispersed to Parent immediately upon the Closing.

(m) Registration Rights. The Registration Rights Agreement substantially in the form of Exhibit A hereto between Parent and the stockholders of the Company set forth on Schedule 7.2(m) shall be in full force and effect.

(n) OCS and Investment Center Approval. Parent and Company shall have obtained approval of the Merger from the OCS and the Investment Center as required by applicable Legal Requirements.

(o) Israeli Tax Pre-Ruling. The Israeli Tax Pre-Ruling shall have been obtained by the Company from the Israeli Income Tax Commissioner.

(p) Termination of Special Rights Agreements. The agreements specified in Section 7.2(p) of the Company Schedule shall have been terminated.

7.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 6.10, on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of the Company contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f) Conversion of Company Preferred Stock. All shares of Company Preferred Stock shall have been converted to Company Common Stock prior to the Closing.

(g)  Conversion of Company Derivative Securities. All warrants for the purchase of shares of Company Preferred Stock shall have been converted into warrants to purchase shares of Company Common Stock or terminated. Such exercises, exchanges, other conversions or terminations may be made contingent upon the occurrence of the Closing.

(h) Employment Agreements. Employment Agreements between the Company and, separately, Gideon Barak and Amit Haller, in the forms of Exhibits B and C, respectively, shall be in full force and effect.

(i) Opinion of Counsel. Parent shall have received from Day, Berry & Howard LLP, counsel to the Company, an opinion of counsel in a form to be agreed to by Parent and the Company.

(j) Opinion of IP Counsel. Parent shall have received from intellectual property counsel to the Company reasonably acceptable to Parent, an opinion of counsel in a form to be agreed between Parent and the Company.

(k) Comfort Letters. Parent shall have received “comfort” letters in the customary form from Kost, Forer, Gabbay and Kasierer a Member of Ernst & Young Global, dated the effective date of the Registration Statement and the Closing Date (or such other date or dates reasonably acceptable to Parent) with respect to certain financial statements and other financial information included in the Registration Statement.

(l) Fairness Opinion. Parent shall have received a “Fairness Opinion” in form and substance satisfactory to it from Trigger-Foresight to the effect that the Merger and the other transactions contemplated by this Agreement are fair to the stockholders of Parent.

(m) Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

(n) Resignations. The persons set forth on Schedule 7.3(n) shall have resigned from their positions and offices with the Company.

(o) Transfer Restrictions. Immediately prior to the Closing, stockholders of the Company and Derivative Holders who hold not less than 95% of the issued and outstanding shares of Company Common Stock on a fully diluted basis shall either (i) be subject to the restrictions contained in a Lock-Up Agreement or (ii) be otherwise subject to restrictions with respect to the transfer of any shares of Parent Common Stock that such holders may receive pursuant to this Agreement for a period of not less than one hundred eighty (180) days after the Closing.

(p) Loans. The indebtedness to the Company of any director, executive officer or stockholder of the Company or any immediate family member thereof shall be repaid in full at or prior to the Closing Date.

(q) Directors’ and Officers’ Liability Insurance. The Parent Existing D&O Policy (or any policy substituted therefor pursuant to Section 6.17(c)) shall be in full force and effect.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification of Parent.

(a) Subject to the terms and conditions of this Article VIII (including without limitation the limitations set forth in Section 8.3), Parent and its representatives, successors and permitted assigns (each a “Parent Indemnitee”) shall be indemnified, defended and held harmless from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing; or

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement.

(b) As used in this Article VIII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid excluding, in any case, any indirect, incidental or consequential damages. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which any party may be entitled to indemnification pursuant to Article VIII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

8.2 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VIII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Parent by a Person other than the Company (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. Parent, acting through the Committee, will give the Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of the Third Party Claim at its expense.

(b) Defense. The Representative shall have the right, at its option and at its own expense, by written notice to Parent, to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the Representative is permitted and elects to assume the defense of a Third Party Claim:

(i) the Representative shall diligently and in good faith defend such Third Party Claim and shall keep Parent reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, Parent shall have the right to approve the settlement; and

(ii) Parent shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Representative all pertinent information and documents under its control.

(c) Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Parent against the Representative and shall not affect the Representative’s duty or obligations under this Article VIII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Representative is obligated to be greater than such damages would have been had Parent given the Representative prompt notice hereunder. Parent shall make available to the Representative all relevant records and other relevant materials required by it and in the possession or under the control of Parent, for the use of the Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(d) Failure to Defend. If the Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Parent, at the reasonable cost and expense of the Representative, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

(e) Settlement of Third Party Claims. The Representative shall not, without the written consent of Parent, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not any Parent Indemnitee is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Parent Indemnitees from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Parent Indemnitee. The Representative shall not, without the written consent of Parent, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not any Parent Indemnitee is an actual or potential party to such action or claim), which consent shall not be unreasonably withheld.

8.3 Limitations on Indemnification.

(a) Survival: Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company to Parent in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 7.3(a)) shall survive the Closing until the last date in the Holdback Period (the “Survival Period”), provided that the representations, warranties, covenants and agreements contained in Section 3.18 of this Agreement shall survive the Closing for a period of six months. Notwithstanding the foregoing or any other provision of this Agreement:

(i) Any claim made by a party hereunder by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction for breach of a representation or warranty prior to the termination of the Survival Period provided hereunder for such claim shall be preserved despite the subsequent termination of such Survival Period; and

(ii) The indemnification and other obligations under this Article VIII shall survive for the same Survival Period and shall terminate with the expiration of such Survival Period, except that any claims set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VIII shall be brought after the end of the applicable Survival Period.

(b) Threshold. No amount shall be payable under Article VIII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $1,000,000, after which time the full amount of all indemnifiable Losses shall be payable, subject to the limitations set forth in Section 8.3(c).

(c) Aggregate Amount Limitation. The aggregate liability for Losses pursuant to Section 8.1 shall not in any event exceed the Holdback Escrowed Shares, and Parent shall have no claim against the Company’s stockholders other than for the Holdback Escrowed Shares (and any proceeds of the shares or distributions with respect to the shares).

(d) Exceptions to Limitations. Notwithstanding the foregoing, the limitation in Section 8.3(b) shall not apply with respect to (A) any breach or violation of, inaccuracy in or omission from any of the representations and warranties of the Company set forth in Section 3.3 or the related sections and subsections of the Company Schedule (disregarding any materiality limitation therein), or (B) any of the matters set forth in Section 8.3(d) of the Company Schedule, any of which shall be recoverable without respect to any threshold amount and despite any disclosure in the Company Schedule.

8.4 Exclusive Remedy. Parent hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VIII. Notwithstanding any of the foregoing, nothing contained in this Article VIII shall in any way impair, modify or otherwise limit Parent’s or Company’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

8.5 Adjustment to Merger Consideration. Amounts paid for indemnification under Article VIII shall be deemed to be an adjustment to the value of the shares of Parent Common Stock issued by Parent as a result of the Merger, except as otherwise required by law.

8.6 Representative Capacities; Application of Holdback Escrowed Shares. The parties acknowledge that the Representative’s obligations under this Article VIII are solely as a representative of the Company’s stockholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Parent under this Article VIII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to Parent as a result of such indemnification obligations shall be made solely from, and to the extent of, the Holdback Escrowed Shares. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by Parent, which may make a claim for reimbursement thereof against the Holdback Escrowed Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by Parent pursuant to this Article VIII shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement relating to the Holdback Escrowed Shares. The Escrow Agent, in accordance with the terms of the Escrow Agreement, may apply all or a portion of the Holdback Escrowed Shares to satisfy any claim for indemnification pursuant to this Article VIII.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time prior to the Closing;

(b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 2006 for any reason provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the failure to consummate the Merger by December 31, 2006 is a result of a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time or is the result of such party’s breach of any representation or warranty of such party contained in this Agreement;

(c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this Section 9.1(d) for thirty (30) Business Days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30) day period);

(e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 9.1(e) for thirty (30) Business Days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30) day period); or

(f) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s certificate of incorporation.

9.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 9.1 above will be effective immediately upon (or, if the termination is pursuant to Section 9.1(d) or Section 9.1(e) and the proviso therein is applicable, thirty (30) Business Days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 6.5, 9.2 and 9.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 9.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Merger to occur on or before the date stated therein.

9.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated. In addition, the Company and Parent shall each pay one-half of the expenses of Kramer Levin Naftalis & Frankel LLP. In the event the Merger is consummated, Parent shall pay the expenses of DLA Piper Rudnick Gray Cary US LLP up to an aggregate amount of $20,000.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:

Israel Technology Acquisition Corp.
7 Gush Etzion, 3rd Floor
Givaat Shmuel
Israel 54030
Attention: Israel Frieder, Chief Executive Officer
972-3-532-5918 telephone
972-3-532-5447 telecopy

with a copy to:

Naschitz, Brandes & Co
5 Tuval Street
Tel-Aviv
Israel 67897
Attention: Aaron M. Lampert, Adv.
972-3-623-5000 telephone
972-3-623-5005 telecopy

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-1901
Attention: David Alan Miller, Esq.
212-818-8800 telephone
212-818-8881 telecopy

if to Company, to:

IXI Mobile, Inc.
17 Hatidhar Street
Ra’anana
Israel 43665
Attention: Gideon Barak, Chairman
972-9-747-6666 telephone
972-9-747-6600 telecopy

with a copy to:

Berkman, Wechsler, Sahar, Bloom & Co
1 Azrieli Center, 36th Floor
Tel Aviv
Israel 67021
Attention: Alon Sahar, Adv.
972-3-607-2222 telephone
972-3-607-2220 telecopy

With a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-1901
Attention: David Alan Miller, Esq.
212-818-8800 telephone
212-818-8881 telecopy

10.2 Interpretation.

(a) When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b) For purposes of this Agreement, all monetary amounts set forth herein are referenced in United States dollars, unless otherwise stated.

10.3 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Parent and the Company dated January 31, 2006 is hereby terminated in its entirety and shall be of no further force and effect; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ISRAEL TECHNOLOGY ACQUISITION CORP.

By:  /s/ Israel Frieder
Name: Israel Frieder
Title: Chairman

IXI MOBILE, INC.

By:  /s/ Amit Haller
Name: Amit Haller
Title: Chief Executive Officer

ITAC ACQUISITION SUBSIDIARY CORP.

By:  /s/ Israel Frieder
Name: Israel Frieder
Title: Chairman

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

INDEX OF EXHIBITS

EXHIBITS

EXHIBIT A - FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT B - FORM OF EMPLOYMENT AGREEMENT FOR GIDEON BARAK

EXHIBIT C - FORM OF EMPLOYMENT AGREEMENT FOR AMIT HALLER

EXHIBIT D - FORM OF EXECUTIVE LOCK-UP AGREEMENT

EXHIBIT E - FORM OF STOCKHOLDER LOCK-UP AGREEMENT

Disclosure Schedule

This Disclosure Schedule is annexed to the Agreement and Plan of Merger (the “Agreement”) dated as of February 28, 2006 by and among Israel Technology Acquisition Corp. (“Parent”), IXI Mobile, Inc. (“Company”) and ITAC Acquisition Subsidiary Corp. (“Merger Sub”). Any disclosure under any section in this Disclosure Schedule is deemed to be a disclosure under, and incorporated into, any other section of the Agreement (whether or not specifically referenced herein). Capitalized terms used in this Disclosure Schedule, unless otherwise specified, have the same meanings given them in the Agreement.

SCHEDULE 1.1

List of Bridge Financings Entered into Prior to the Date of the Agreement

An amount of approximately $4,000,000, in a form of a guarantee, or any other form of Bridge Financing, provided and to be provided by Gemini Israel Funds and Landa Ventures Ltd. Such Bridge Financing will be entitled to receive the same terms and conditions as shall be concluded with external lenders/investors.

SCHEDULE 2.19

List of Company “Affiliates” Receiving Shares of Parent Common Stock

Amit Haller
Gideon Barak
Yossi Sela
Gemini Israel III LP
Gemini Partner Investors LP
Gemini Partner Investors LP
Gemini Israel III Overflow Fund LP
KB (CI) Nominees as nominee to Tlcom I L.P.
KB (CI) Nominees as nominee to Tlcom I B L.P.
KB (CI) Nominees as nominee to Tlcom I C L.P.
KB (CI) Nominees as nominee to Tlcom I D L.P.
Landa Ventures Ltd.
Concord Ventures II (Cayman) L.P
Concord Ventures II (Israel) L.P
Concord Ventures Advisors II (Cayman) L.P
Concord Ventures Advisors II (Israel) L.P

Schedule 3.1 - Organization and Qualification

(a)

The Company’s subsidiary, IXI Mobile (R&D) Ltd. (“IL Subsidiary”), has not obtained certain governmental permits required for import of R&D and marketing related OGO devices.

The IL Subsidiary has licensed its IXI-Connect OS software to Sasken Communication Technologies Ltd pursuant to that certain IXI Software License Agreement dated October 3, 2005 (“Sasken Agreement”). This grant of license does not comply with the terms of the grant received by the IL Subsidiary from the OCS.

(b)

A Company’s employee is working out of his home in New-York. The Company is not qualified to do business in New-York.

List of Jurisdictions in which the Company and its active Subsidiaries are qualified or licensed to do business:

IXI Mobile, Inc. - California

IXI Mobile (R&D) Ltd. - Israel

IXI Mobile (Europe) Ltd. - Europe

IXI Mobile (Asia Pacific) Ltd. - South Korea

IXI Mobile (East Europe) SRL. - Romania

(d)

Reference is made to the “Pay-to-Play” provision in that certain Convertible Bridge Loan dated as of July 11, 2005, pursuant to which some non-participating preferred stockholders’ stock has been converted into common stock of the Company. Ledger was amended and the Company is in the process of collecting and distributing share certificate so as to effect the aforementioned conversion and reverse stock split.

Reference is made to the September 2005 30:1 reverse stock split in the Company’s capitalization. The new stock certificates resulting from such split have not yet been issued by the Company. Ledger already amended.

Company is committed to issue option to new employees pursuant to their offer letters or employment agreements. Such grants have not yet been approved by the compensation committee. As of February 27, 2006 the following employees/consultants and options are pending approval by the Board:

Andre Dahan, Romanian R&D employees, Tamar Pinto, Yoram Hirsch and Shmuel Knoll details of which were provided to Parent's Counsel.

The exercise prices of the options issued to the above employees are below fair market value as of today and the Company will need to record an expense in its financial statements in accordance with US GAAP. Said expense not to exceed $350,000 over 5 calendar years (not linier). This calculation was made assuming the Parent’s price per share at the date of signing, and might vary according to fluctuations in the Parents share value).

3.2 Subsidiaries

(a)

Reference is made to that certain Loan and Security Agreement dated as of August 8, 2003 and that certain Loan and Security Agreement dated as of October 22, 2004 with Venture Lending and Leasing III, Inc. and Venture Lending and Leasing IV, Inc. (Collectively “VLL” and “VLL Loan Agreements”) pursuant to which the Company granted VLL a blanket lien on all of the Company’s assets and the assets of the IL Subsidiary, such lien including 65% shares in IXI Mobile (R&D) Ltd. And 100% of the shares of Neo Mobile Inc.

3.3 Capitalization

(a)

(i) For outstanding options, reference is made to the attached pre-merger capitalization table attached hereto and made part of this Schedule of Exceptions.

(ii) For outstanding warrants, reference is made to the attached pre-merger capitalization table attached hereto and made part of this Schedule of Exceptions.

Mr. Barak’s options will accelerate so that 50% of any unvested options shall vest upon a Liquidation Event (as such term is defined in the Company’s 7th Amended and Restated Certificate of Incorporation). Immediately prior to the Closing Mr. Barak shall waive such acceleration benefit.

Mr. Haller’s 1,228,073 options will accelerate so that 50% of any unvested options shall vest upon a Liquidation Event (as such term is defined in the Company’s 7th Amended and Restated Certificate of Incorporation). Immediately prior to the Closing Mr. Haller shall waive such acceleration benefit.

Mr. Haller’s 45,997 early exercised common stock shares are subject to full acceleration in an event of a Change of Control (as such term is defined in the Company’s option plan) followed by termination of employment. Immediately prior to the Closing Mr. Haller shall waive such acceleration benefit.

Options of Company’s following members (employees/consultants) are subject to full acceleration in an event of a Change of Control (as such term is defined in the Company’s option plan) followed by termination of employment:

Dror Liwer

Joe Kopp

Michael Ayon

Daniel Eizips

Terence Yopung Ty

Lihi Segal

Yoran Hirsch

Shai Farkash

Gadi Meroz

Tal Reisid

Guy Moskovich

Options of Company’s following members (employees/consultants)are subject to full acceleration in an event of a Change of Control (as such term is defined in the Company’s option plan):

Peter Fornell

Andre Dahan

Robert Eckelman

Gilles Delfassy

(b)

Company is committed to issue option to new employees pursuant to their offer letters or employment agreements. Such grants have not yet been approved by the compensation committee. As of February 27, 2006 the following employees/consultants options are pending approval by the Board:

Andre Dahan, Romanian R&D employees, Yoram Hirsch Tamar Pinto, and Shmuel Knoll

The exercise prices of the options issued to the above employees are below fair market value as of today and the Company will need to record an expense in its financial statements in accordance with US GAAP. Said expense not to exceed $350,000 over 5 calendar years (not linier). This calculation was made assuming the Parent’s price per share at the date of signing, and might vary according to fluctuations in the Parents share value).

According to its engagement letter with the Company dated December 12, 2000, Wilson, Sonsini, Goodrich & Rosati (“WSGR”) indicated it had the right to purchase a 1% equity stake in the Company on the same terms as the Founders. In a letter to the Company dated June 21, 2001, WSGR acknowledged that in connection with the terms of its engagement letter, it was entitled to no more than 288,894 (9,630 after the reverse stock split of September 2005) shares of Common Stock of the Company at a per share purchase price of $0.01.

With reference to pre-emptive, and other shareholders rights and obligations, reference is made to the Company’s 8th Amended and Restated Certificate of Incorporation, Bylaws and Amended and Restated Investor Rights Agreement dated August 24, 2004, as amended by the Voting Agreement dated July 11, 2005 which was amended on August 5, 2005 and the Stockholders Agreement dated August 24, 2004 ,2004, Management Rights Letters provided to investors, Warrants Granted to Venture Lending & Leasing III, Inc. and Venture Lending & Leasing IV, Inc., Addendum to Series C Preferred Stock Purchase Agreement dated December 9, 2002
Texas Instruments Incorporated letter dated as of December 18, 2001

(c)

With reference to registration rights, voting rights and other shareholders rights and obligations, reference is made to the Company’s 8th Amended and Restated Certificate of Incorporation, Bylaws and oAmended and Restated Investor Rights Agreement dated August 24, 2004, as amended by the Voting Agreement dated July 11, 2005 which was amended on August 5, 2005 and the Stockholders Agreement dated August 24, 2004 ,2004, Management Rights Letters provided to investors, Warrants Granted to Venture Lending & Leasing III, Inc. and Venture Lending & Leasing IV, Inc., Addendum to Series C Preferred Stock Purchase Agreement dated December 9, 2002
Texas Instruments Incorporated letter dated as of December 18, 2001.

The following individuals and entities have signed a proxy agreement in favor of Amit Haller/Gideon Barak entitling Amit or Gideon to vote on their stead:

Gal Investments LLC
Galshan Investments LLC
Yam Investments LLC
Futurenet LLC (Ziv Haparnas-CTO)
Ron Shpilman
Shmuel Buchinski
Merits (Nati Baratz)
Eli David
Hanse Resigd
Orit Hayon

In addition, Employees / Consultants who have been granted / exercised options have signed similar proxies. Exercised shares of Israeli employees are being held by a Yuli Yardeni (a CPA) of Yardeni Gelfand & Co., CPA as trustee pursuant to S. 102 of the Israeli Tax Ordinance.

3.4 Authority Relative to this Agreement.

As of the signing date of the Agreement, the Company has only obtained its Board of Directors’ consent to the execution of this Agreement and only shareholders Gemini Israel Venture Funds (and related entities) , Concord venture Funds and Landa Ventures Ltd. have entered into the Support Agreement. Except for the foregoing shareholders, upon signing of the Agreement no other shareholder of the Company has agreed to vote in favor of the conversion of any Preferred Stock it holds and/or may be entitled to receive (e.g. pursuant to the exercise of any Warrant that Person may hold) and no other shareholder has agreed to vote in favor of the Merger.

3.5 No Conflict; Required Filings and Consents.

(a)(i)

Under the terms of the OCS grant, the Company's IL Subsidiary is required to obtain the OCS’ approval to the Merger. Such approval has not been obtained as of the date hereof but the Company anticipates obtaining same prior to Closing. Additionally, reference is made to the disclosure regarding the OCS grant under Section 3.1(a) above.

As an "Approved Entity" the Company's IL Subsidiary is required to obtain the Israeli Investment Center’s approval to the Merger. Such approval has not been obtained as of the date hereof but the Company anticipates obtaining same prior to Closing.

Some Material Company Contracts require obtaining the consent of the other party to such Material Company Contracts to an assignment of the Contract on a merger or acquisition. It is the Company’s position that, given that the Company is the surviving entity in the Merger, and given that pursuant to the Agreement all the property, rights, privileges, powers and franchises of Company and all liabilities and duties of the Company remain with the Company following the Merger, there will be no assignment of any Company Contract by virtue of the Merger and therefore there is no need to solicit the approval of the Merger from any party to any Company Contract. Notwithstanding the foregoing, three Material Company Contracts between the IL Subsidiary and Microsoft Corporation (the “Three Microsoft Agreements”) require Microsoft’s approval to an assignment and define the term assignment to include a change of control and/or a change in the beneficial ownership of the assignor. Although the IL Subsidiary will not go through a direct change of control by virtue of the Merger, the Company believes that it would be prudent to obtain Microsoft’s consent to the Merger. Such consent has not been obtained as of the date hereof and the Company cannot guaranty that it will be successful in obtaining it prior to Closing.

Pursuant to the loan documents with VLL, the Company is required to obtain VLL’s approval to the Merger. Such approval has not been obtained as of the date hereof but the Company anticipates obtaining same prior to Closing.

As of the date of signing the Agreement, the Company has only obtained its Board of Directors’ consent to the execution of this Agreement and only shareholders Gemini Israel Venture Funds (and related entities) , Concord venture Funds and Landa Ventures Ltd. have entered into the Support Agreement . Except for the foregoing shareholders, upon signing of the Agreement no other shareholder of the Company has agreed to vote in favor of the conversion of any preferred stock it holds and/or may be entitled to receive (e.g. pursuant to the exercise of any Warrant that Person may hold) and no other shareholder has agreed to vote in favor of the Merger.

Reference is made to acceleration of options as per the disclosure under Section 3.3(a)(ii) above.

(b)

Reference is made to the disclosure under Section 3.5(a)(i) above.

3.6 Compliance

(a)

In July 2005 The Company closed its IXI-Connect OS division. As a consequence, the Company may be in violation of the following Company Contracts relating to said division: to be completed:

Intel Corporation

Sanyo North America Corporation

On August 10, 2005 the Company received a letter from Intel Corporation claiming the monies ($300,000) are owed to Intel under a certain IXI Software License Agreement dated August, 2004.On August 24, 2005 the company replied with a letter rejecting all such claims.

The Company has received a demand letter from an employee whose employment with the Company has been terminated as a result of the closure of the IXI-Connect OS division claiming an amount of 50KNIS + 6 months pay for settlement purposes. The letter was received on August 24, 2005 and answered on October 20, 2005 by Company’s legal advisors. As of signing date there has been no further correspondence initiated by said employee.

On December 4, 2005 a former employee of the company filed a claim in the Tel-Aviv Employment Tribunal claiming a sum of NIS123,000. On January 22, 2006 the Company filed, through its external legal counsel, its defense to said Tribunal.

The Company reserved what it believes are sufficient funds, in its financial statements, for the referenced two employee claims.

Reference is made to letters received from e-Sim Ltd. dated September 18, 2005 and September 27, 2005 with certain alleged claims of breach of contracts with respect to non-compete, breach of confidentiality, lack of making reasonable commercial efforts to keep e-Sim as its only MMI development solution and infringement of rights granted under license. The Company, through its external legal counsel (in corresponding letters dated September 22, 2005 and October 20, 2005) has categorically rejected all such claims.

Reference is made to the disclosure made under Sections 3.1(a) above and 3.8 below with respect to the Sasken Agreement and the implications to the OCS grant.

The Company is under the Investment Center approved enterprise scheme. The Company is not in full compliance under the scheme regarding the headcount target requirement and has invested more than the amount approved by said authority.

Due to Company’s financial condition, the Company is unable to timely meet all its payment obligations as reflected in the Company’s Unaudited Financial Statements and the disclosures in Sections 3.8 and 3.10 below. To date the Company has received legal demand letters for outstanding debts amounting to no more than US$40K in the aggregate.

The Company received a letter from Mr. Gary Bush, General Manager of the Law offices of Joseph P. Graziano, retained by attorney Recovery Systems, Inc. assignee of Smart Modular Technologies (“Smart”), with a request to recover an alleged debt. The alleged debt mentioned is $1,368,009.87. The Company and Smart have a long lasting commercial dispute and it seems that Smart have assigned their alleged debt to the above mentioned collection agency.

Reference is made to the disclosure made in Section 3.1 (a) above.

Reference is hereby made to the disclosure under Section 3.5(a)(i) above regarding lack of need to solicit consent to assignment of Material Company Contracts and the Three Microsoft Agreements.

The Company’s Ogo device contains the following encryption technologies which may require a permit from the Israeli government for their development and export:

Algorithm	Key length (bits)
DES	40, 56
3DES	168
RC2	40, 128
RC4	40, 128
RSA	512, 1024
DH	512, 768
RC5
SHA-1	20
DHE-DSA	2048
MD5	16
Rijndael (AES)	128

The Company has obtained a general permit from the Israeli government for its Ogo/CT-12 product. In addition, the Company may need to apply for additional permits in the future to export products currently under development that include encryption technologies. There can be no guarantee that the Israeli government will grant such permits. Furthermore, the laws or regulations governing the export of encryption technologies may change and the Company may be required to comply with more stringent requirements. The Company also conducts some of its research and development activities in Romania and may be subject to regulations regarding export of technologies. The Company is not currently aware of the scope of, or its compliance with such regulations.

(b)

The IL Subsidiary has received a status of an Approved Enterprise, and thus will require said authority’s approval for the Closing..

The IL Subsidiary has received a grant of approximately US$2,8000,000 from the OCS, and thus will require said authority’s approval for the Closing..

Reference is made to the disclosure under Section 3.1(a) regarding such OCS grant.

3.7 Financial Statements

(a)

The Audited Financial Statements of December 31, 2004 were prepared according to IFRS. The Unaudited Financial Statements of September 30, 2005 were prepared according to Israeli GAAP and include a restatement to reflect the closure of the OS division and further include comparative numbers for the years 2003-2004. The Company intends to change its accounting methods principles or practices to US GAAP.

(b)

The exercise prices of the options issued to the above employees are below fair market value as of today and the Company will need to record an expense in its financial statements in accordance with US GAAP. Said expense not to exceed $350,000 over 5 calendar years (not linier). This calculation was made assuming the Parent’s price per share at the date of signing, and might vary according to fluctuations in the Parents share value).

(c)

Reference is made to the disclosure in Section 3.1(d) above.

(d)

To the extent that the revenue received from Intel Corporation is reflected on the Company’s balance sheet included in the Audited Financial Statements and the Unaudited Financial Statements, reference is made to Section 3.10 below.

(e)

Reference is made to Section 3.7(a) above

3.8 No Undisclosed Liabilities

Credit line from Bank Leumi Le’Israel Ltd. in the amount of US$2,000,000. This credit line is guaranteed by the Gemini Israel Funds and Landa Ventures Ltd. The Company is in negotiations with Gemini Israel Funds and Landa Ventures Ltd as to the related compensation with respect to this guarantee.

Software License Agreement dated December 23, 2004 with ART Advance Recognition Technologies, Inc. (a/k/a Nuance the “ART Agreement”) - Payment of US$150,000+ Local Tax (8.25%).

Under that certain Logistics and Related Services Agreement Dated October 11, 2004 with ATC Logistics and Electronics, L.P. the company is obligated to pay Approximately US$35,000 for storage and other services related to the Ogo device. Until full payment ATCLE is withholding approximately 18,000 Ogo device unites stored in its warehouses.

Agreement with Cellcom Israel Ltd. for the purchase of 500 GPRS SIM cards. Total obligation of approximately US$77,000 over 36 months.

Reference is made to the Company's marketing contribution undertaking in Section 2.5 of that certain Cooperation Agreement with 1&1 Internet AG, dated December 15, 2005 (“1&1 Agreement”).

As of February 15, 2006, the accounts payables and accrued liabilities amount to:

o	A/P to suppliers - $2M
o	Accumulated liabilities to employees (salary, taxes, benefits, etc.) - $440K
o	Known liabilities for which bills have not yet been received - $900K
o	Allowance for debt to Gideon Barak - $253K
o	Venture Lending & Leasing III, Inc. and Venture Lending & Leasing IV, Inc - $2.2M
o	Bank Leumi credit line guaranteed by shareholders - $2.0M (compensation to shareholders for providing the guarantee has not yet been agreed)

Reference is made to the disclosure in Section 3.1(a) with respect to the OCS grant. The Company may be required to repay the entire grant amount of approximately US$2.8M in a lump sum.

Reference is made to Company's marketing contribution provided under the LOI with Swisscom SA amounting to 250K CHF.

Reference is made to the PO with AxisMobile Ltd. (the Company providing the Attachment Server) The PO is for Setup of the AxisMobile server. The PO’s sum is US$50,000, of which $35K have been paid. Reference is made to Section 3.18(a).

Reference is made to payments required under the agreement with Followap, Inc.

Reference is made to the POs with Obigo AB (developing the Ogo web browser).

The POs are for software licenses, maintenance, integration services and workshop. The total aggregate sum of said POs is EURO 477,800 all of which is outstanding. Reference is made to the disclosure under Section 3.18(a) below. In addition for the sale of Ogo in the USA, the Company will be required to pay an additional license fee of approximately EURO30,000 per year.

The Company is currently using an IM gateway provided by Comverse for e-Kolay’s (Mobicom) end users. Terms of said use have not yet been concluded. Sum is expected not to exceed US$210K.

Due to Company’s financial condition, the Company is unable to timely meet all its payment obligations as reflected in the Company’s Unaudited Financial Statements and the disclosures in Sections 3.6 above and 3.10 below.

Pursuant to the Company’s roadmap the Company intends to develop next generation Ogo devices in the total amount of up to US$3,000,000 in 2006.

Reference is made to the POs issued to ChiMei Communication Systems, Inc. with respect to ongoing Ogo inventory which as of February 23, 2006 amounts to US$ 583K.

The Company’s aggregate liability for lease payment of real property amounts to approximately US$720,000 annually (the lease in the USA is for three years).

The Company’s aggregate liability for leased cars amounts to approximately US$270,000 annually (this amount may vary depending on the number of cars leased at each specific point of time).

The Company is currently required to pay royalties to Redband, ESI and the OCS third parties which are contingent on certain events (mainly shipment of Ogo devices).

The Company has a debt to its external legal advisors (Berkman, Wechsler, Sahar Blum & Co,) of approximately $80,000.

The Company has debts in connection to its contemplated TASE IPO amounting in the aggregate to approximately $90,000

Reference is made to the bonus and commissions undertakings of the Company to several consultants and employees deriving from sales and marketing activities, listed in a table which has been provided to Parent and Parent’s counsel on February 26, 2006.

The Company expects to incur liabilities in connection with the execution of this Agreement and the consummation of the Merger in an amount of approximately $1,000,000

Reference is made to the agreement with Microsoft under which the Company has minimum payment obligations to Microsoft of $180K in 2005,$3.63M in 2006 and $7.98M in 2007.

Under the Agreement the Company is requested to maintain its D&O insurance for an additional seven years after the Closing. Estimated premium for said insurance is expected to be approximately $65K.

3.9 Absence of Certain Changes or Events.

(i)

The Company’s distributor in Russia is not performing under the Agreement. The Company does not anticipate any sales through this channel.

The Company is exposed to fluctuations in exchange rates of the US Dollar and EURO. The Company currently is not engaged in hedging transaction.

 (ii)

Company is committed to issue option to new employees pursuant to their offer letters or employment agreements. Such grants have not yet been approved by the compensation committee. As of February 27, 2006 the following employees/consultants and options are pending approval by the Board:

Andre Dahan, Romanian R&D employees, Tamar Pinto, Yoram Hirsch and Shmuel Knoll details of which were provided to Parent's Counsel.

The exercise prices of the options issued to the above employees are below fair market value as of today and the Company will need to record an expense in its financial statements in accordance with US GAAP. Said expense not to exceed $350,000 over 5 calendar years (not linier). This calculation was made assuming the Parent’s price per share at the date of signing, and might vary according to fluctuations in the Parents share value).

The post termination exercise period of Mr. Avi Yitzhak (former VP R&D) was extended to be one year from date of termination.

The post termination exercise period of employees who have been terminated as part of the IXI Connect OS division closure was extended to be six months from date of termination.

(iv)

On January 1, 2006 Mr. Amit Haller’s salary has been increased from an annual salary of US$150,000 to US$200,000.

Gideon Barak, Chairman of the Company’s Board, converted his consultancy agreement with the Company to an employment agreement effective as of January 1, 2006.

The post termination exercise period of Mr. Avi Yitzhak (former VP R&D) was extended to be one year from date of termination.

The post termination exercise period of employees who have been terminated as part of the IXI Connect OS division closure was extended to be six months from date of termination.

With respect to Israeli employees, upon termination, it is the Company’s common practice to grant the terminated employee an advanced notice of termination as mandated by law. Following the closure of the IXI Connect OS division, the Company granted a 30-day termination notice period to all remaining employees regardless of whether or not such employees were eligible, at that time, to such notice period. Additionally, the following employees were granted an advanced notice of termination as follows:

Guy Moskowitz 120 days

Shai Farkash 90 days

Gadi Maroz 90 days

Lihi Segal 90 days after six months of employment

Eitan Yurman 60 days after six months of employment and 90 days after 24 months of employment

Avi Golstein 60 days

Termination:

Due to the closure of the IXI Connect OS division, the employment of approximately 80 employees has been terminated, including the following executive team: Jonathan Michael (CFO), Gil Livnah (VP Corporate Development and General Counsel), Rony Greenberg (VP Sales), Greg Stein (VP Operations), Ziv Haparnas (CTO and founder), Avi Yitzhak (VP R&D) and Ram Fish (VP Software Product Marketing).

The Company has entered into indemnification agreements with Ms. Lihi Segal (CFO) and with Mr. Gadi Meroz (VP Corporate Development and General Counsel).

 The Company hired new employees in the ordinary course of business according to the relevant need. Said employees received standard employment terms (including options).

Reference is made to the disclosure in Section 3.3(a)(ii) above with respect to acceleration of options.

(v)

Reference is made to the disclosure made under Section 3.1(a) above with respect to the Sasken Agreement.

(vi)

The Audited Financial Statements of December 31, 2004 were prepared according to IFRS. The Unaudited Financial Statements of September 30, 2005 were prepared according to Israeli GAAP. The Company intends to change its accounting methods principles or practices to US GAAP.

(vii)

Company is committed to issue option to new employees pursuant to their offer letters or employment agreements. Such grants have not yet been approved by the compensation committee. As of February 27, 2006 the following employees/consultants options are pending approval by the Board:

Andre Dahan, Romanian R&D employees, Tamar Pinto, Yoram Hirsch and Shmuel Knoll details of which were provided to Parent's Counsel.

The exercise prices of the options issued to the above employees are below fair market value as of today and the Company will need to record an expense in its financial statements in accordance with US GAAP. Said expense not to exceed $350,000 over 5 calendar years (not linier). This calculation was made assuming the Parent’s price per share at the date of signing, and might vary according to fluctuations in the Parents share value).

(viii)

On 31.12.05 -The Company wrote down the value of Ogo device screens in inventory, to reflect current market price. The aggregate value of the write down is US$123.5K.

3.10 Litigation

In July 2005 The Company closed its IXI-Connect OS division. As a consequence, the Company may be in violation of the following Company Contracts

Intel Corporation

Sanyo North America Corporation

On August 10, 2005 the Company received a letter from Intel Corporation claiming the monies ($300,000) are owed to Intel under a certain IXI Software License Agreement dated August, 2004.On August 24, 2005 the company replied with a letter rejecting all such claims.

The Company has received a demand letter from an employee whose employment with the Company has been terminated as a result of the closure of the IXI-Connect OS division claiming an amount of 50KNIS + 6 months pay for settlement purposes. The letter was received on August 24, 2005 and answered on October 20, 2005 by Company’s legal advisors. As of signing date there has been no further correspondence initiated by said employee

On December 4, 2005 a former employee of the company filed a claim in the Tel-Aviv Employment Tribunal claiming a sum of NIS123,000. On January 22, 2006 the Company filed, through its external legal counsel, its defense to said Tribunal.

The Company reserved what it believes are sufficient funds, in its financial statements, for the referenced two employee claims.

Reference is made to letters received from e-Sim Ltd. dated September 18, 2005 and September 27, 2005 with certain alleged claims of breach of contracts with respect to non-compete, breach of confidentiality, lack of making reasonable commercial efforts to keep e-Sim as its only MMI development solution and infringement of rights granted under license. The Company, through its external legal counsel (in corresponding letters dated September 22, 2005 and October 20, 2005) has categorically rejected all such claims.

The Company received a letter from Mr. Gary Bush, General Manager of the Law offices of Joseph P. Graziano, retained by attorney Recovery Systems, Inc. assignee of Smart Modular Technologies (“Smart”), with a request to recover an alleged debt. The alleged debt mentioned is $1,368,009.87. The Company and Smart have a long lasting commercial dispute and it seems that Smart have assigned their alleged debt to the above mentioned collection agency.

Reference is made to the disclosure made under Sections 3.1(a) and 3.8 above with respect to the Sasken Agreement and the implications to the OCS grant.

Due to Company’s financial condition, the Company is unable to timely meet all its payment obligations as reflected in the Company’s Unaudited Financial Statements and the disclosures in Sections 3.6 and 3.8 above. To date the Company has received legal demand letters for outstanding debts amounting to no more than $40K in the aggregate.

3.11 - Employee Benefit Plans

(a)

USA:

1.	Medical insurance: Health - Blue Cross of CA, Dental - Delta Dental
2.	Sec 125 (Spending Account) - Flex Plan
3.	Vision VSP
4.	401(k) in the U.S. 401k - Securian Retirement Services
5.	Short/Long Term Disability - Reliance Standard
6.	Life & AD&D - Reliance Standard
7.	The IL Subsidiary maintains a Managers’ Insurance applicable to all IL Subsidiary employees except for employees who have a Pension Plan in place.

Romania:

Social security payments
Unemployment Insurance
Health Insurance
National Paid Leave Fund

Korea:

Pension Plan
Unemployment Insurance
Health Insurance

Uncovered liabilities in such funds accumulate as at the date of signing to approximately US$ 70K. No further outstanding liabilities to such plans.
(j)

Reference is made to the disclosure in Section 3.3(a)(ii) above.

(k)

I-Tac - Yair Shapira - Israel

Flextronics Ukraine

OrbitIQ - Gunter Kraft

Jim Eun - Korea

Hau Wu - David Chang - Taiwan

Daniele Soviero - USA

TrippleJump - Tal Baron - UK

SHR - Blaise Roulet

Euro Software - Bunel Noise - Romania

Ken Blaksly - USA

Tal reside

Gil Paz

Ronen Moshel

Yatir Shlomo

Henrigue Vaz - South America - no agreement signed yet

Go Market - Alberto Giron - South America - no agreement signed yet.

3.12 - Labor Matters

Reference is made to that certain Israeli Governmental Directive for the Metalwork, Electricity, Electronics and Software Industry.

3.13 - Restrictions on Business Activities

3.14 Title to Property

In addition to the disclosure in the Unaudited Financial Statements, below is list describing leasehold in real property. Furthermore, reference is hereby made to the chart set forth in Section 3.18(k) below.

Property Leased or Licensed

Real Property

Location and use of property	Size (in sq/M)	Term of lease	Monthly rent payment including maintenance fee (in US$)

Redwood, California- Group H.Q	1,072 Sq/M	April 1,2005 - March 31, 2008	$21,349 First year $21,989.47 Second year $22,649.15 Third year

Ra'anana, Israel R& D operation and management.	1,275 Sq/M + 60 parking spots	October 1, 2005 - December 31, 2006. 3 additional option periods through December 31, 2009.	$18,870 + $3,450 (for parking. A separate unit of 222 Sq/M has been subleased to Vivicon Israel Ltd, under the same financial terms as the original lease agreement (back to back).

Ra'anana, Israel- R& D operation and management.	630 Sq/M + 12 parking spots	October 1, 2004 - December 31, 2006. 3 additional option periods to December 31, 2009	$10,000 property has been subleased to SAP Portals Israel Ltd, under the same financial terms as the original lease agreement (back to back).

Bucharest ,Romania R&D operation	Approx 390 Sq/M	November 23, 2005 - November 22, 2006	3,350 Euro (approx $3,972)

Bucharest- Romania- service apartment	Approx 55 Sq/M	September 2005- September 2006	1,450Euro (Approx $1,719)

Cars for use of the Israeli Subsidiary’s employees, pursuant to car lease agreement with Hertz.
Office accessories and appliances in the Company’s and Israeli Subsidiary’s offices.

Assets Owned

1.	Computers and accessories for use of the Company’s and its subsidiaries’ employees and subcontractors.
2.	Furniture, appliances and accessories located in the Israeli Subsidiary’s office.

List of Charges/Liens

Name of company and place of charge registration	Serial number	Date of creation of charge	Date of registration of charge	Name of Lender	Sum secured by charge	Description of charge and attached property	Special terms

IXI Mobile, Inc. USA	32072844	-	August 11, .2003	Venture Lending and Leasing III Inc.	Unlimited	All of the Company's assets	-

IXI Mobile, Inc. USA	43052430	-	October 28, .2004	Venture Lending and Leasing IV Inc.	Unlimited	All of the Company's assets	-

IXI Mobile (R&D) Ltd. USA	2003103454	-	August 11, 2003	Venture Lending and Leasing III Inc.	Unlimited	All of the mortgaging Company's assets	-

IXI Mobile (R&D) Ltd. USA	2004150729	-	October 29, 2004	Venture Lending and Leasing IV Inc.	Unlimited	All of the mortgaging Company's assets	-

IXI Mobile (R&D) Ltd Israel	2	August 8, 2003	August 25, .2003	Venture Lending and Leasing III Inc.	Unlimited	In accordance with the related agreement	May not be mortgaged or transferred without the consent of the charge holder

IXI Mobile (R&D) Ltd Israel	3	September 15, 2003	October 19, 2003	First International Bank, Israel	Unlimited	All Company's rights to receive funds from the Bank on account of specified deposits, including all incomes accrued in the First International Bank of Israel, Ltd	May not be mortgaged or transferred without the consent of the charge holder

IXI Mobile (R&D) Ltd Israel	4	September 1, 2004.	September 20, 2004.	Bank Leumi Le Israel	Unlimited
All rights and funds to the benefit of the accounts and deposits specified in annex A' and\or to the benefit of any substitute accounts and deposits, as well as all accrued income and benefits resulting from the deposit account
							May not be mortgaged or transferred without the consent of the charge holder

IXI Mobile (R&D) Ltd Israel	5	October 22, 2004.	December 13, 2004	Venture Lending and Leasing III Inc.	Unlimited	Floating and standing charge on all of the Company's assets as detailed in the related mortgage agreement and subject to the terms of the 1984 law for the encouragement of Industry	May not be mortgaged or transferred without the consent of the charge holder

3.15 Taxes

(b)

Under the Approved Enterprise scheme, the Company has invested more than the amount approved under the scheme. Unless the Company receives approval of the Investment Center for such additional investment, a certain part of its profits may not be tax concession under the plan.

The Company has not performed a change of control analysis under section 382 of the Code. The outcome of such an analysis may effect the losses, for tax purpose, of the Company.

3.18 Intellectual Property

(a)

List of Third Party Licenses:

Reference to each agreement includes any exhibits, schedules or attachments thereto:

1.	Accelerated Technology, Inc. (AT) License Agreement for NUCLEUS SOFTWARE IXI - July 29, 2001
2.	License Agreement for AT Software with Mentor Graphics Corporation - February 7, 2003
3.	DMS Software License Agreement from AMD - November 26, 2001
4.	AdventNet Software License Agreement for AdventNET SMTP Adaptor for JMX - May 4, 2004
5.	Agfa Monotype License Agreement -October 11, 2004
6.	A.I Corporation Software License Agreement - October 29, 2004
7.	A.I Corporation Software License Agreement for EBSnet Software - October 29, 2004
8.	ART Agreement
9.	BE4 Software License Agreement - December 31, 2004
10.	BEA System Distribution BV, Channel License Agreement - August 31, 2003
11.	e-Sim Ltd:

a.	Joint Cooperation Agreement - October 20, 2002

b.	Design & Development Agreement - October 20, 2002

c.	Rapidplus Source Code License Agreement - October 20, 2002

12.	Microsoft, Confidential Protocol Specification Implementation License Agreement - July 1, 2005
13.	Microsoft MSN Mobile Service Client Development Agreement, signed but undated
14.	Extended Systems Software License Agreement with Extended Systems of Idaho, Inc., dated February 18, 2001, including addendums thereto dated December 2002, March 2004 and July 2004
15.	Bluetooth Specifications Early Adopters Agreement, dated April 19, 2000 and related Bluetooth agreements
16.	License Agreement with RedBend Ltd, dated October 3, 2002 and amendments thereto
17.	General Terms of the Escrow Frame Agreement Specifically Amended for IXI Mobile (R&D) Ltd. with RedBend Ltd., and Escrow Europe (Israel) Ltd., dated September 23, 2003
18.	Software License Agreement with XCE Co., Ltd.
19.	Jataayu Software Ltd, Software License and Distribution Agreement - November 21, 2002

20.	M-Wise Inc, License Agreement - January 15, 2003
21.	NDS, License Agreement - September, 2004
22.	Newdeal design, License Agreement - July, 2000 including letter of assignment thereof
23.	Openwave Systems, Master License and distribution Agreement- June 26, 2005.
24.	Oracle, Partnernetwork Embedded Software License Distribution Agreement- August 4, 2004
25.	Swell Software Inc, PEG Incorporation Agreement - January 8, 2001 including letter of assignment thereof
26.	Texas instruments, Software Porting and Licensing Agreement- December 22, 2004
28.	Unicoi Systems, Fusuin Software License Agreement - March 29, 2004
29.	Software License Agreement with Hybrid Ltd., dated December 31, 2004

As of the date of the Agreement, the Company is in discussions with the following companies which may lead to agreements that contain, or mention the possibility of, obligations or liabilities of the Company to make payments by way of royalties, fees or otherwise with respect to the use of intangible assets:

1.	Obigo AB

2.	AxisMobile Ltd.

Pursuant to that certain Addendum dated April 20, 2005, between the Company and New Cingular Wireless Services, Inc. (respectively “Cingular” and the “Cingular Addendum”), terminating that certain Development and Supply Agreement (and amendments thereto) dated December 2003 between AT&T Wireless Services, Inc. (predecessor entity of Cingular) and the Company (the “AT&T Supply Agreement”), Cingular has undertaken to assign to the Company all right, title and interest of Cingular in and to the OGO product, including without limitation the materials listed in Section 2.4 of the Addendum, all pre-production materials, marketing materials, the ogo.com and any other OGO-related URLs owned or operated by Cingular, copyrights, patents, trademarks and other intellectual property rights directly related to the Ogo product. Intellectual Property which is not directly related to the Ogo product will not be assigned to the Company.

(b)

List of Intellectual Property

.Parent was given the opportunity to inspect documentation in Company’s possession relating to the following patents, patent applications, trademarks and trademark applications listed below.

Granted Patents:

US6845097:”Device, system, method and computer readable medium for pairing of devices in a short distance wireless network”

US6957045: “Device, system, computer readable medium and method for providing status information of devices in a short distance wireless network”

US6909878: “Method, system and computer readable medium for providing an output signal having a theme to a device in a short distance wireless network”

Pending Patent Applications:

Europe:
“Device, system, computer readable medium and method for providing status information of devices in a short distance wireless network”

“Device, system, method and computer readable medium for pairing of devices in a short distance wireless network”

“Method, system and computer readable medium for providing an output signal having a theme to a device in a short distance wireless network”

“System, device and computer readable medium for providing a managed wireless network using short-range radio signals”

“System, device and computer readable medium for providing networking services on a mobile device”

“Device, system, method and computer readable medium for fast recovery of IP address change”

“Method, system and computer readable medium for making a business decision in response to information from a short distance wireless network”

Japan:
“Device, system, computer readable medium and method for providing status information of devices in a short distance wireless network”

“Device, system, method and computer readable medium for pairing of devices in a short distance wireless network”

“Method, system and computer readable medium for providing an output signal having a theme to a device in a short distance wireless network”

“System, device and computer readable medium for providing a managed wireless network using short-range radio signals”

“System, device and computer readable medium for providing networking services on a mobile device”

“Device, system, method and computer readable medium for fast recovery of IP address change”

“Method, system and computer readable medium for making a business decision in response to information from a short distance wireless network”

Korea:
“Device, system, computer readable medium and method for providing status information of devices in a short distance wireless network”

“Device, system, method and computer readable medium for pairing of devices in a short distance wireless network”

“Method, system and computer readable medium for providing an output signal having a theme to a device in a short distance wireless network”

“System, device and computer readable medium for providing a managed wireless network using short-range radio signals”

“System, device and computer readable medium for providing networking services on a mobile device”

“Device, system, method and computer readable medium for fast recovery of IP address change”

“Method, system and computer readable medium for making a business decision in response to information from a short distance wireless network”

U.S.A.:

US2004000872290: “Audio session management system and method for a mobile communication device”

US2004000872289: “Natural language for programming a specialized computing system”

US2004000872170: “Volume control system and method for a mobile communication device”

US2004000872576: “Message recognition and display system and method for a mobile communication device”

US2004000846197: “Mobile router graceful shutdown system and method”

US2004000846179: “Mobile communication device graceful shutdown system and method”

US2004000820682: “Security key management system and method in a mobile communication network”

US2004000817260:“Illumination system and method for a mobile computing device”

US2004000797695:“Telephony event management system and method in a communications network”

US2004000800381:“Power management system and method for a wireless communications device”

US2004000774809:“Automatic mobile device configuration system and method in a mobile communication network”

US2004000755058: Presence status update system and method in a mobile communication network”

US2003000736927: “control system and method for a communications interface”

US2003000706173:“Real time system update in a mobile communication network”

US2003000664390:“Billing and ordering system and method for services provided over communications networks”

US2003000681758: “Call management system and method for servicing multiple wireless communication devices”

US2004000846187:“Message aggregation system and method for a mobile communication device”

US2004000846186:“Priority session management system and method for a mobile communication device”

US2002000165150:“Wireless device having a single processor in a short-range radio network”

US2005000123855:“Method, system and computer readable medium for providing an output signal having a theme to a device in a short distance wireless network”

US2005000036589:“Device, system, method and computer readable medium for pairing of devices in a short distance wireless network”

US2004000809663:“Device, system, method and computer readable medium obtaining a network attribute, such as a DNS address, for a short distance wireless network”

US2003000632665:“Device, system, method and computer readable medium for identifying and authenticating a cellular device using a short-range radio address”

US2003000358693:“Method, system and computer readable medium for adjusting output signals for a plurality of devices in a short distance wireless network responsive to a selected environment”

US2003000666776:“Device, system, method and computer readable medium for attaching to a device identified by an access point name in a wide area network providing particular services”

US2003000619857:“Device, system, method and computer readable medium for selectively attaching to a cellular data service”

US2003000435098:“Device, system, method and computer readable medium for fast recovery of IP address change”

US2002000298753:“Method, system and computer readable medium for downloading a software component to a device in a short distance wireless network”

US2001000023525:“Method, system and computer readable medium for making a business decision in response to information from a short distance wireless network”

US2001000990424:“Device, system, method and computer readable medium for pairing of devices in a short distance wireless network”

US2001000932180:“System, device and computer readable medium for providing networking services on a mobile device”

US2001000850399:“System, device and computer readable medium for providing a managed wireless network using short-range radio signals”

US2002000071588:“Handset having a retractable keypad”

US2002000266007:“System, method and processor readable medium for downloading information within a predetermined period of time to a device in a network responsive to price selection”

US2003000454967:“Wireless device having dual bus architecture for interfacing with cellular signals and short-range radio signals”

International Patent Applications (PCT):

WO2004IB0002878: “BILLING AND ORDERING SYSTEM AND METHOD FOR SERVICES PROVIDED OVER COMMUNICATIONS NETWORKS”

WO2004IB0003100: “CALL MANAGEMENT SYSTEM AND METHOD FOR SERVICING MULTIPLE WIRELESS COMMUNICATION DEVICES”

WO2004IB0003418: “REAL TIME SYSTEM UPDATE IN A MOBILE COMMUNICATION NETWORK”

WO2004IB0003605: “CONTROL SYSTEM AND METHOD FOR A COMMUNICATIONS INTERFACE”

WO2004IB0003602: “PRESENCE STATUS UPDATE SYSTEM AND METHOD IN A MOBILE COMMUNICATION NETWORK”

WO2005IB0000157:“AUTOMATIC MOBILE DEVICE CONFIGURATION SYSTEM AND METHOD IN A MOBILE COMMUNICATION NETWORK”

WO2005IB0000152: “POWER MANAGEMENT SYSTEM AND METHOD FOR A WIRELESS COMMUNICATIONS DEVICE”

WO2005IB0000572:“TELEPHONY EVENT MANAGEMENT SYSTEM AND METHOD IN A COMMUNICATIONS NETWORK”

WO2005IB0000760:“ILLUMINATION SYSTEM AND METHOD FOR A MOBILE COMPUTING DEVICE”

WO2005IB0000885:“SECURITY KEY MANAGEMENT SYSTEM AND METHOD IN A MOBILE COMMUNICATION NETWORK”

WO2005IB0001230:“MOBILE COMMUNICATION DEVICE GRACEFUL SHUTDOWN SYSTEM AND METHOD”

WO2005IB0001240:“MOBILE ROUTER GRACEFUL SHUTDOWN SYSTEM AND METHOD”

WO2005IB0001242: ”MESSAGE AGGREGATION SYSTEM AND METHOD FOR A MOBILE COMMUNICATION DEVICE”

WO2005IB0001228: “PRIORITY SESSION MANAGEMENT SYSTEM AND METHOD FOR A MOBILE COMMUNICATION DEVICE”

WO2005IB0001661:“NATURAL LANGUAGE FOR PROGRAMMING A SPECIALIZED COMPUTING SYSTEM”

WO2005IB0001667:“MESSAGE RECOGNITION AND DISPLAY SYSTEM AND METHOD FOR A MOBILE COMMUNICATION DEVICE”

WO2005IB0001663:“AUDIO SESSION MANAGEMENT SYSTEM AND METHOD FOR A MOBILE COMMUNICATION DEVICE”

WO2005IB0001670:“VOLUME CONTROL SYSTEM AND METHOD FOR A MOBILE COMMUNICATION DEVICE”

WO2004US0022466:“A DEVICE, SYSTEM, METHOD AND COMPUTER READABLE MEDIUM FOR SELECTIVELY ATTACHING TO A CELLULAR DATA SERVICE”

WO2004US0030351:“A DEVICE, SYSTEM, METHOD AND COMPUTER READABLE MEDIUM FOR ATTACHING TO A DEVICE IDENTIFIED BY AN ACCESS POINT NAME IN A WIDE AREA NETWORK PROVIDING PARTICULAR SERVICES”

WO2004US0024795:“A DEVICE, SYSTEM, METHOD AND COMPUTER READABLE MEDIUM FOR IDENTIFYING AND AUTHENTICATING A CELLULAR DEVICE USING A SHORT-RANGE RADIO ADDRESS”

WO2005US0009279:“A DEVICE, SYSTEM, METHOD AND COMPUTER READABLE MEDIUM OBTAINING A NETWORK ATTRIBUTE, SUCH AS A DNS ADDRESS, FOR A SHORT DISTANCE WIRELESS NETWORK”

Registered Trademarks:

U.S.A.:

“PMG” in Classes 009

“IXI” in Classes 009

“IXI” (stylized) in Classes 009

Europe:

“PMG” in Classes 009

Japan:

“PMG” in Classes 009

Korea:

“PMG” in Classes 009
“IXI” in Classes 009

Singapore:

“PMG” in Classes 009
“IXI” in Classes 009

Taiwan:

“PMG” in Classes 009
“IXI” in Classes 009

China:

“IXI” in Classes 009

Hong Kong:

“IXI” in Classes 009

Pending Trademark Applications:

U.S.A.:

“IXI-CONNECTED” in Classes 009, 042

“DESIGNED FOR PMG” in Classes 009, 042

“IXI MOBILE” in Classes 009

“IXI MOBILE” (stylized) in Classes 009

“OGO” Classes 009, 038

“NEO” Class 009

“NEO” (stylized) in Classes 009

China:

“PMG” in Classes 009

Europe:

“IXI” in Classes 009

“OGO” Classes 009, 038

“NEO” Class 009

“NEO” (stylized) in Classes 009

Japan:

“IXI” in Classes 009

Turkey:

“OGO” Classes 009, 038

Switzerland:

“NEO” Class 009

Computer Software:

Owned: Company’s software used in its products and developed through its R&D efforts.

Used: Reference is made to the software products licensed pursuant to the third party license agreement listed in Section 3.18(a) above.

Material Unregistered Intellectual Property

Reference is made to unregistered items of Intellectual Property covered by foregoing third party license agreements pursuant to which the Company is licensing rights to such unregistered items of Intellectual Property.

Reference is made to the disclosure regarding the Cingular assignment of Intellectual Property in Section 3.18(a) above.

Cumulative know-how, Copyrights and Trade Secrets f the Company.

Computer Software Owned or Used by the Company

Reference is made to computer software covered by any of the foregoing third party license agreements pursuant to which the Company is licensing rights to such computer software.

(c)

Reference is made to the correspondence with e-Sim Ltd. disclosed in Section 3.6(a) above.

One opposition was submitted in the prosecution process (of Cingular) of the OGO trademark (which under the Cingular Addendum will be assigned to the Company).

The opposition was filed by Worldgate for its OJO trademark. To Company’s knowledge, Worldgate develops video phones. Given that the OGO trademark has not yet been assigned to the Company, the Company has no standing to respond to the opposition. Counsel for Company dealing with this matter has requested and received an extension to file a response. The Company anticipates completing the assignment shortly. In addition, Counsel for Company is in negotiations with counsel for Worldgate to reach a mutual understanding.

Company Intellectual Property counsel ran a search for the mark OGO and closely similar marks. The results of said search were provided to Parent’s counsel.

(d)

Reference is made to the disclosure under Section 3.18 (c).

(f)

Exclusive License Agreements

The Company and/or the IL Subsidiary are parties to the following agreements that contain certain exclusivity provisions:

International Distributor Agreement with Mobicom, Inc., dated July 1, 2005 (the “Mobicom Agreement”)

AT&T Supply Agreement currently terminated by Addendum to Supply Agreement.

Agreement with Cellcom Israel Ltd., dated September 16, 2005

International Exclusive Distributor Agreement with JSC LogOlink, dated September 01, 2005 (the “Logolink Agreement”)

1&1 Agreement
IXI Software License Agreement with SK Telecom Co., Ltd. (“SK Telecom Agreement”)

Frame Agreement concerning the purchase of Handsets and Accessories with Swisscom Mobile AG, dated February 24, 2005 (“Swisscom Framework Agreement”)

Hosted Services Agreement with Followap Inc. (“Followap Hosted Services Agreement”)

IXI Software License Agreement with Samsung Electronic Co. Ltd., dated December 4, 2002 and amendment thereto (“Samsung License Agreement”)--- exclusivity expired on December 31, 2004
Due to the Company’s financial condition, the Company currently does not maintain some of its Patents and Trademarks.

(i)

Due to the Company’s financial condition, the Company currently does not maintain the following Patents and Trademark:

The Company did not file the European filing for the patent known as "A device, System, Method and computer Readable Medium for Identifying and Authenticating A Cellular device using a short range radio address", In addition the Company discontinued pursuing the trademark "NEO". The Company believes that on the balance of cash needs and overall IP strategy, it was worth while continuing to pursue such patent and trademark and such protection is not material for Company's current and contemplated business.

(k)

Reference is made to the list of third party license agreements under section 3.18(a). Pursuant to some of the listed agreements specified in Section 3.18(a), the Company is obligated or may be obligated to make payments by way of royalties, fees or otherwise with respect to the use by the Company of the Intellectual Property of said parties.

Due to the Company’s financial condition the Company is late in payment of the following royalties/licensing payments:

OCS - ~US$14
ART (a/k/a Nuance) - US$ 150K + tax
(m)

SQLite was used in the IXI connect-OS version for Intel but it is not used in Ogo. SQLite was used as the DB of the Connect-OS and was used to store the phone's persistent information. These items are no longer used in the Company's current business.

Wbxml and Expat XML parser were used by WAP and MMS in the IXI connect-OS version for Intel. Both parsers were used in order to decode Wbxml & XML content so it can be further used by the MMS and WAP services. These items are no longer used in the Company's current business.

MySQL and Tomcat are used as part of the Up2Data system. At the moment the Company sells the service, not the software. The Up2Date system enables over the air version update and provisioning of the Ogo devices. MySQL serves as the DB for the system, holding the information on Ogos accessing it, their software versions, and configuration. Tomcat serves as an application server for the system running the system's logic written in Java. Company will review condition and shall purchase any necessary licenses if required.

Rijndael Cipher used for encryption of user passwords that are stored on the Ogo's flash memory. Might be Open Source. Company will review condition and shall purchase any necessary licenses if required.

 3.19 Agreements, Contracts and Commitments

Corporate Documents

8th Amended and Restated Certificate of Incorporation

Bylaws as amended

Agreements relating to Securities

Warrants to purchase shares of capital stock of the Company as reflected in the Company’s capitalization table

Series A transaction documents

Series B transaction documents

Series C transaction documents

Series D transaction documents

Series D-1 transaction documents

Evaluation Agreements

Evaluation Agreement with Obigo AB, dated January 12, 2006

Consulting Agreements

1.	Consulting Agreement with Alex Usatch Consulting & Technologies, dated April 1, 2004
2.	Consulting Agreement with Alex Usatch Consulting & Technologies, dated April 29, 2004
3.	Consent to Assignment with Alex Usatch Consulting & Technologies, and Flextronics Sales and Marketing (A-P) Ltd., dated June 24, 2004
4.	Amendment No. 1 to Consulting Agreement with Alex Usatch Consulting & Technologies and Flextronics Sales and Marketing (A-P) Ltd, dated March 20, 2005
5.	Advisory Agreement with Dr. David Su, dated August 1, 2002
6.	Consulting Agreement with Daniele M. Soviero, dated September 1, 2000
7.	Agreement for Legal Services with Far-hadian & Associates, dated September 4, 2003
8.	Agreement for Legal Services with Far-hadian & Associates, dated June 7, 2004
9.	Service Management Agreement with Gideon Barak, dated March 1, 2005
10.	Advisory Agreement with Gilles Delfassy, dated November 1, 2001
11.	Advisory Agreement with Izhak Kirshenbaum, dated July 9, 2000
12.	Advisory Agreement with Ken Biakeslee, dated January 1, 2004
13.	Letter from Vierra Magen Marcus Harmon & DeNiro LLP re Intellectual Property Legal Services, dated March 9, 2001
14.	Letter outlining legal services from Wilson Sonsini Goodrich & Rosati, dated December 12, 2000, plus related documents
15.	Independent Sub-Contractor Non-Disclosure, Invention Assignment and Non-Compete Agreement with Flextronics Ukraine, dated July 15, 2004
16.	Independent Sub Contractor Agreement with Interobject Ltd., signed but undated
17.	Independent Sub Contractor Agreement with Eternety-T Ltd., dated September 13, 2005
18.	Independent Sub Contractor Agreement with Avi Yitzchak, dated September, 2005
19.	Independent Sub Contractor Agreement with Shmuel Oved, dated September 13, 2005
20.	Independent Sub Contractor Agreement with Uri Dekel, dated September 13, 2005
21.	Independent Sub Contractor Agreement with Amir Glick, dated September 2005
22.	Independent Sub Contractor Agreement with Mrs. Golani Rama, dated September 12, 2005
23.	Independent Sub Contractor Agreement with Noam Rosenthal, dated September 13, 2005
24.	Independent Sub Contractor Agreement with Merits Ltd., dated October 1, 2005
25.	Independent Sub Contractor Agreement with Albert Baratz, dated September 13, 2005

Commercial Agreements

1.	Reference is hereby made to the list of Third Party Licenses under Section 3.18(a)
2.	Services Agreement (After-Sales Services) with A Novo S.A., dated September 28, 2005
3.	Development Agreement with AL Communication Co. Ltd, dated April 1, 2005
4.	Sales Representative Agreement with Altgen Co. Ltd, dated March 13, 2003
5.	IXI Software License Agreement with Altgen Co. Ltd., dated April 28, 2003 and amendment therto
6.
7.	AT&T Supply Agreement and amendements thereto
8.	Cingular Addendum
9.	Cellcom Agreement
10.	IXI Product License agreement with Chi Mei Communication Systems, Inc. dated February 5, 2002 and amendments thereto
11.	Hardware Development Agreement with Chi Mei Communication Systems, Inc. dated April 10, 2003 and amendments thereto
12.	Hardware Development Agreement with Chi Mei Communication Systems, Inc. dated March 15, 2004
13.	Software License Agreement with Chi Mei Communication Systems, Inc. dated April 4, 2004
14.	Memorandum of Understanding with Dangaard Telecom A/S, dated May 13, 2003
15.	Sales Representative Agreement with Edom Technology Co., Ltd, dated November 20, 2001 ????
16.	Heads of Agreement between Follwap Inc. and IXI Mobile, dated June 29, 2005
17.	MDIP Member Agreement with Followap Telecommunications, dated October 26, 2004
18.	Follwap Inc. Hosted Services Agreement
19.	Followap Telecommunications iFollow MMG email & IM for IXI Technical Statement of work, date updated: September 2005
20.	Hosted Mobile Instant Messaging & Mobile Email Service Level Agreement with Followap, dated January 10, 2005
21.	IXI Trademark License Agreement with Game Park Inc., dated November 9, 2002
22.	IXI Product License Agreement with Game Park Inc., dated November 9, 2002 and amendment thereto

23.	IXI Product License Agreement with GVC Corporation, undated
24.	IXI Product License Agreement with HIT Incorporated, dated January 10, 2002
25.	IXI Trademark License Agreement with HIT Incorporated, dated October 1, 2002
26.	Contract for the Software License and Support of IXI Mobile (R&D) Ltd., with Howin Technologies Corporation, dated March 4, 2003 and amendment thereto
27.	SyncML Supporter Agreement with International Business Machines Corporation, dated February 28, 2000
28.	IXI Product License Agreement with Infohand Incorporated, dated December 24, 2002 and amendment thereto
29.	IXI Product License Agreement with Intel Corporation, dated August 11, 2004
30.	Agreement between IXI Mobile, Inc., and IXI Mobile (Israel) Ltd., dated November 11, 2001
31.	Sales Representative Agreement with Korwin Co., Ltd, dated September 30, 2004
32.	LogOlink, Agreement
33.	IXI Software License Agreement with M-Bridge, dated January 8, 2004
34.	License Agreement for AT Software Agreement Number AT8092, dated February 7, 2003
35.	Co-Marketing Agreement with MobiMate Ltd., dated November 13, 2001
36.	MSN Mobile Services Reseller Agreement with Microsoft Corporation, dated September 27, 2005
37.	Mobicom Agreement
38.	1&1 Agreement
39.	Oracle Partnernetwork Agreement, dated March 27, 2003
40.	Developers’ Forum Agreement with Orange Personal Communication Services Limited, dated June 19, 2001
41.	Sales Representative Agreement with OrbitIQ Inc., dated April 1, 2005
42.	Sales Representative Agreement with OrbitIQ Inc., dated March 1, 2005
43.	Samsung License Agreement
44.	IXI Software License Agreement with Samsung Electro Mechanics Co., Ltd., dated December 2, 2003
45.	IXI Software License Agreement with Sanyo Technology Center, dated April 1, 2003 and amendments thereto
46.	Design and Development Agreement with Seiko Instruments Inc., dated December 16, 2002
47.	Sasken Agreement
48.
Trust Agreement between IXI Mobile (R&D) Ltd., Normal Research and Consultancy, Yitzhak and Yitzhak Achzakot A.S. Ltd., Ushia Achzakot Ltd. Uri Dekel, Airport Planning Ltd., Inter-Object Ltd., Eternity-T, Ltd., Merits, Ltd., Shmuel Oved, Noam Rosenthal, Rama Golani, Amir Arbel-Kitov Adv., dated December 1, 2005

49.	Design and Development Agreement with Seiko Instruments, Inc. dated December 16, 2002
50.	Sales Representative & Technical Collaboration Agreement with Shinhwa Corporation, dated July __, 2002
51.	Personalization Partner Agreement with Neo Mobile Telecom, L.L.C, dated April 20, 2005
52.	Sales Representative Agreement dated October 1, 2005 with SHR SA
53.	SK Telecom Agreement
54.	IXI Software License Agreement with SK Teletech Co., Ltd, dated June 3, 2005
55.	Product License Agreement with Stellcom, Inc. dated October 17, 2002
56.	Swell Software, Inc., PEG Incorporation License, dated August 1, 2001
57.	Letter of Intent Concerning the Purchase of IXI ogo ct-12 by Swisscom Mobile AG, dated August 11, 2005
58.	Swisscom Framework Agreement
59.	Service Level Agreement with Swisscom Mobile AG, dated September 29, 2005
60.	Hosting Framework Agreement with Swisscom Mobile AG, dated September 29, 2005
61.	Memorandum of Understanding with Quanta Computer Inc., dated April 22, 2005
62.	Sub-Dealer Agreement with T-Mobile USA, Inc., dated November 20, 2005 (Agreement not yet received by T-mobile)
63.	IXI Trademark License Agreement with Teleca Systems AB, dated October 16, 2003, plus cover fax
64.	IXI development Software License Agreement with Teleca Systems AB, dated October 16, 2003
65.	Business Agreement with Teleca Systems AB, dated October 16, 2003
66.	Agreement on Intellectual Property Rights with TeleManagement Forum, dated October 19, 1989
67.	Sales Representative Agreement with Torex Technologies Inc., dated September 19, 2003
68.	Letter of Intent with TripleJump Ltd., dated August 10, 2005
69.	Sales Representative Agreement with Wavecom Representacoes S/C Ltda., dated September 19, 2003
70.	VLL Loan Agreements and any and all attachments, exhibits, schedules thereto and ancillary documents related thereto.

1.	Reference is hereby made to the list of Third Party Licenses under Section 3.18(a)
2.	Services Agreement (After-Sales Services) with A Novo S.A., dated September 28, 2005
3.	Development Agreement with AL Communication Co. Ltd, dated April 1, 2005
4.	Sales Representative Agreement with Altgen Co. Ltd, dated March 13, 2003
5.	IXI Software License Agreement with Altgen Co. Ltd., dated April 28, 2003 and amendment therto
6.
7.	AT&T Supply Agreement and amendements thereto
8.	Cingular Addendum
9.	Cellcom Agreement
10.	IXI Product License agreement with Chi Mei Communication Systems, Inc. dated February 5, 2002 and amendments thereto
11.	Hardware Development Agreement with Chi Mei Communication Systems, Inc. dated April 10, 2003 and amendments thereto
12.	Hardware Development Agreement with Chi Mei Communication Systems, Inc. dated March 15, 2004
13.	Software License Agreement with Chi Mei Communication Systems, Inc. dated April 4, 2004
14.	Memorandum of Understanding with Dangaard Telecom A/S, dated May 13, 2003
15.	Sales Representative Agreement with Edom Technology Co., Ltd, dated November 20, 2001 ????
16.	Heads of Agreement between Follwap Inc. and IXI Mobile, dated June 29, 2005
17.	MDIP Member Agreement with Followap Telecommunications, dated October 26, 2004
18.	Follwap Inc. Hosted Services Agreement
19.	Followap Telecommunications iFollow MMG email & IM for IXI Technical Statement of work, date updated: September 2005
20.	Hosted Mobile Instant Messaging & Mobile Email Service Level Agreement with Followap, dated January 10, 2005
21.	IXI Trademark License Agreement with Game Park Inc., dated November 9, 2002
22.	IXI Product License Agreement with Game Park Inc., dated November 9, 2002 and amendment thereto

23.	IXI Product License Agreement with GVC Corporation, undated
24.	IXI Product License Agreement with HIT Incorporated, dated January 10, 2002
25.	IXI Trademark License Agreement with HIT Incorporated, dated October 1, 2002
26.	Contract for the Software License and Support of IXI Mobile (R&D) Ltd., with Howin Technologies Corporation, dated March 4, 2003 and amendment thereto
27.	SyncML Supporter Agreement with International Business Machines Corporation, dated February 28, 2000
28.	IXI Product License Agreement with Infohand Incorporated, dated December 24, 2002 and amendment thereto
29.	IXI Product License Agreement with Intel Corporation, dated August 11, 2004
30.	Agreement between IXI Mobile, Inc., and IXI Mobile (Israel) Ltd., dated November 11, 2001
31.	Sales Representative Agreement with Korwin Co., Ltd, dated September 30, 2004
32.	LogOlink, Agreement
33.	IXI Software License Agreement with M-Bridge, dated January 8, 2004
34.	License Agreement for AT Software Agreement Number AT8092, dated February 7, 2003
35.	Co-Marketing Agreement with MobiMate Ltd., dated November 13, 2001
36.	MSN Mobile Services Reseller Agreement with Microsoft Corporation, dated September 27, 2005
37.	Mobicom Agreement
38.	1&1 Agreement
39.	Oracle Partnernetwork Agreement, dated March 27, 2003
40.	Developers’ Forum Agreement with Orange Personal Communication Services Limited, dated June 19, 2001
41.	Sales Representative Agreement with OrbitIQ Inc., dated April 1, 2005
42.	Sales Representative Agreement with OrbitIQ Inc., dated March 1, 2005
43.	Samsung License Agreement
44.	IXI Software License Agreement with Samsung Electro Mechanics Co., Ltd., dated December 2, 2003
45.	IXI Software License Agreement with Sanyo Technology Center, dated April 1, 2003 and amendments thereto
46.	Design and Development Agreement with Seiko Instruments Inc., dated December 16, 2002
47.	Sasken Agreement
48.
Trust Agreement between IXI Mobile (R&D) Ltd., Normal Research and Consultancy, Yitzhak and Yitzhak Achzakot A.S. Ltd., Ushia Achzakot Ltd. Uri Dekel, Airport Planning Ltd., Inter-Object Ltd., Eternity-T, Ltd., Merits, Ltd., Shmuel Oved, Noam Rosenthal, Rama Golani, Amir Arbel-Kitov Adv., dated December 1, 2005

49.	Design and Development Agreement with Seiko Instruments, Inc. dated December 16, 2002
50.	Sales Representative & Technical Collaboration Agreement with Shinhwa Corporation, dated July __, 2002

51.	Personalization Partner Agreement with Neo Mobile Telecom, L.L.C, dated April 20, 2005
52.	Sales Representative Agreement dated October 1, 2005 with SHR SA
53.	SK Telecom Agreement
54.	IXI Software License Agreement with SK Teletech Co., Ltd, dated June 3, 2005
55.	Product License Agreement with Stellcom, Inc. dated October 17, 2002
56.	Swell Software, Inc., PEG Incorporation License, dated August 1, 2001
57.	Letter of Intent Concerning the Purchase of IXI ogo ct-12 by Swisscom Mobile AG, dated August 11, 2005
58.	Swisscom Framework Agreement
59.	Service Level Agreement with Swisscom Mobile AG, dated September 29, 2005
60.	Hosting Framework Agreement with Swisscom Mobile AG, dated September 29, 2005
61.	Memorandum of Understanding with Quanta Computer Inc., dated April 22, 2005
62.	Sub-Dealer Agreement with T-Mobile USA, Inc., dated November 20, 2005 (Agreement not yet received by T-mobile)
63.	IXI Trademark License Agreement with Teleca Systems AB, dated October 16, 2003, plus cover fax
64.	IXI development Software License Agreement with Teleca Systems AB, dated October 16, 2003
65.	Business Agreement with Teleca Systems AB, dated October 16, 2003
66.	Agreement on Intellectual Property Rights with TeleManagement Forum, dated October 19, 1989
67.	Sales Representative Agreement with Torex Technologies Inc., dated September 19, 2003
68.	Letter of Intent with TripleJump Ltd., dated August 10, 2005
69.	Sales Representative Agreement with Wavecom Representacoes S/C Ltda., dated September 19, 2003
70.	VLL Loan Agreements and any and all attachments, exhibits, schedules thereto and ancillary documents related thereto.

Insurance Policies

Reference is hereby made to the insurance policies listed under Section 3.20 below.

(i) Agreements Relating to Borrowing of Money

Loan and Security Agreement with Western Technology Investment/Venture Lending & Leasing III, Inc. dated as of August 8, 2003, as amended and all exhibits, supplements and schedules thereto and ancillary documents relating thereto

Loan and Security Agreement with Western Technology Investment/Venture Lending & Leasing IV, Inc. dated as of October 22, 2004, as amended and all exhibits, supplements and schedules thereto and ancillary documents relating thereto

Line of Credit in the aggregate amount of US$2,000,000 from Bank Leumi LeIsrael (“BLL LOC”).

The following current and former employees have executed notes in favor of the Company pursuant to an early exercise of stock options:

Amit Haller - note in the sum of US$ 110,392. This note is still outstanding.

Jonathan Michael - note in the sum of US$ 92,000. Upon termination of Mr. Michael’s employment, Mr. Michael acknowledged that he would not make the payments as required by the note. As a result, and with Mr. Michael’s consent, the Company foreclosed on the collateral in the form of all the shares of the Company’s common stock subject to Mr. Michael’s stock options.

Rony Greenberg - note in the sum of US$176,000. Upon termination of Mr. Greenberg’s employment, Mr. Greenberg acknowledged that he would not make the payments as required by the note. As a result, and with Mr. Greenberg’s consent, the Company foreclosed on the collateral in the form of all the shares of the Company’s common stock subject to the options.

Mr. Gideon Barak is entitled to a monthly consultant fee (and as of January 1, 2006, monthly salary) in the total amount (i.e. total cost for Company taking into consideration Management Insurance, Keren Hishtalmut, vacation pay, havraa pay, car deduction and its tax implications and any mandatory deduction under applicable law) of US$17,500 but gets paid only US$10,000/month. Reference is made to the disclosure under Section 3.22 below regarding the Company’s debt to entities controlled by Gideon Barak.

(ii) Guaranties

Gemini and Landa entered into a Keep Well Agreement with Swisscom AG a copy of which has been provided to Parent’s counsel (the “Keep Well Agreement”).

Continuing Guaranty dated as of August 8, 2003 and Continuing Guaranty dated as of October 22, 2004 entered into by the Company in favor of VLL (the “VLL Guaranties”).

Gemini has guaranteed the Company’s obligations under the BLL LOC (the “Gemini BLL Guaranty”).

(iii) Employment Agreements

The Company has entered into employment agreements with the following current employees:

US:

Dror Liwer
Amit Haller
Daniel Eizips
Joseph Kopp
Michael Ayon
Peter Fornell
Samantha Tran
Terence Ty

Israel:

Gideon	Barak
Gadi	Meroz
Avi	Goldstein
Shai	Farkash
Guy	Moskowitz
Lihi	Segal
Yael	Zidky
Yoram	Hirsch
Noam	Lando
Ofer	Dano
David	Shulman
Sivan	Gavish
Eitan	Yurman
Gil	Erlich
Tamar	Pinto
Lahav	Savir
Max	Polke
Tali	Kaiser
Tali	Shavit
Ilanit	Deutsch
Anat	Ifargan
Boaz	Avraham
Igal	Erez
Osnat	Ron
Guy	Nachumi
Shmuel	Knoll
Michal	Shapira
Tali	Strugo
Michal	Neuner
Tsachi	Kotek
Yuval	Or
David	Ganon
Guy	Nevo
Tali	Helfman
Arnon	Natan
Roi	Cohen
Assaf	Bata
Idit	Neuman
Shelly	Mandel
Vladimir	Holostov
Doron	Fisher
Boaz	Greenberg

Alon	Klein
Mali	Ben Hamo
Adi	Lapin
Yehuda	Kasirer
Dudi	Olivenbaum
Yoni	Kalev
Udi	Alkabetz
Michael	Gurevich
Yitzchak	Ayzner
Alon	Cohen
Amir	Hadar
Amir	Even Or
Irina	Sokirianski

Romania:

Dan Valeriu	Mardele
Gabriel	Faceoru
Ion	Floarea
Catalin	Balaban
Bogdan	Marinescu
Cornel	Buza
Ciprian	Coman
Carmen	Lapuste
Gabriel	Preada
Daniel	Brosteanu
Marius	Gutoi
Corina	Ionescu
Gabriel	Tanislav
Laurentiu	Constantinescu

Korea:

TJ Park
Alon Shlomovich

(iv) Out of Ordinary Course Agreements

Sasken Agreement

Agreements Providing for Rights to Distribute Company Products

As part of conducting its business in the ordinary course, the Company has granted and may continue to grant non-exclusive and/or non-exclusive rights to manufacture, produce, license, market and sell products and services of the Company. Reference is hereby made to the list of Commercial Agreements and Consulting Agreements above.

(v) Registration Rights Agreements

Series D Amended and Restated Investors’ rights Agreement

Warrant to Purchase Shares of Series C Preferred Stock of the Company issued to VLL.

Warrant to Purchase Shares of Series D Preferred Stock of the Company issued to VLL.

(vii) Collective Bargaining Agreements

Reference is hereby made to the Israeli Governmental Directive for the Metalwork, Electricity, Electronics and Software Industry disclosed under Section 3.12 above.

(viii) Lease of Personal Property

Lease Agreement with Hertz for cars used by IL Subsidiary’s employees.

Agreements for the lease of office accessories and appliances in the Company’s and the IL Subsidiary’s offices.
(ix) Restricting Agreements
Reference is hereby made to the disclosure of exclusive license agreements under Section 3.18(f) above.
(x) Lease Agreement

Lease agreements for the properties described in Section 3.14 above.

(xi) Insider Agreements

The Company has entered into indemnification agreements with each of its directors as well as with officers Gadi Maroz and Lihi Segal.

The Company has entered into employment/consultancy agreements and stock option grants and agreements with each of its officers.
Consulting Agreement with Chairman of the Board, Mr. Gideon Barak (up to December 31, 2005)
Employment Agreement with Chairman of the Board, Mr. Gideon Barak (as of January 1, 2006)
Transaction documents relating to the purchase of the Company’s shares of preferred stock.
Employment Agreement with Ms. Lihi Segal, spouse of Mr. Gideon Barak, Chairman of the Company’s Board of Directors.

The Gemini BLL Guaranty
The VLL Guaranties
The Keep Well Agreement

3.20 - Insurance
The Company maintains the following Insurance Policies:

1.	AIG Corporate Guard D&O Liability Policy valid August 1, 2005 through July 31, 2006

2.
Property and Liability Insurance valid January 8, 2006 through January 8, 2007 with Atlantic Specialty Insurance Company A.M. Best A XIV, including crime, general liability (including international), automobile, umbrella, excess liability, errors and omissions and terrorism coverages.

3.	Workers compensation and employer’s liability insurance with State Compensation Insurance Fund valid November 6, 2005 through November 6, 2006.

4.
Open Cargo insurance policy with Indemnity Insurance Company of North America, policy # N01191834, covering all shipment, including transit to and from the vessel, of lawful goods and merchandise consisting principally of Instant Messaging Devices. Effective as of September 17, 2004 until canceled by either party giving the other 30 days written notice.

5.	Medical insurance: Health - Blue Cross of CA, Dental - Delta Dental

6.	Vision VSP

7.	The ILSubsidiary maintains an insurance policy with Migdal Insurance Ltd. (“Migdal”) for the period from July 1, 2005 to June 30, 2006, covering:

8.	Fire damage to its office premises and contents. The policy excludes business interruption losses.

9.	General liability to third parties
10.	Employer’s liability insurance.
11.	Electronic equipment.
12.	Theft or loss of petty cash in the Israeli Subsidiary’s offices up to the amount of US$5,000.
13.	Professional liability

Under the Microsoft MSN Mobile Service Client Development Agreement, the Company is required to obtain an Error and Omission insurance. As of the date of the Agreement, the Company is soliciting offers for said insurance.

3.21 - Governmental Actions/Filings

Reference is made to the disclosure made under Sections 3.1(a) and 3.8 above with respect to the Sasken Agreement and the implications on the OCS grant.

"Approved Enterprise"

Reference is made to the disclosure under Section 3.6(a) above regarding encryption matters.

3.22 - Interested Party Transactions

Reference is made to Section 3.19(i) above with respect to current and former officers that have executed notes in favor of the Company pursuant to the early exercise of stock options.

Carmit Haller, wife of CEO was an employee of the Company.
As of February 15, 2006, the Company has a debt in the sum of approximatlt$253K to Gideon Barak and/or entities controlled by Gideon Barak, Chairman of the Company’s Board, for sums unpaid under those certain Consultancy Agreements.
The Company has a debt in the sum of NIS50,130 to Lihi Segal, the Company’s CFO, for sums unpaid under that certain employment agreement.
As of December 31, 2005, the Company has a debt in the sum of NIS $32,885 to Amit Haller for vacation accrual.

Reference is hereby made to the Insider Agreements under Section 3.19(a)(ix) above.

3.24 - Stockholder Approval
As of the date of signing of this Agreement, the Company has only obtained its Board of Directors’ consent to the execution of this Agreement and only shareholders Gemini Israel Venture Funds (and related entities) and Landa Ventures Ltd. have entered into the Support Agreement. Except for the foregoing shareholders, at the date of signing of this Agreement no other shareholder of the Company has agreed to vote in favor of the conversion of any preferred stock it holds and/or may be entitled to receive (e.g. pursuant to the exercise of any Warrant that Person may hold) and no shareholder has agreed to vote in favor of the Merger.

Pre-Merger Capitalization Table

SCHEDULE 5.1

List of Exceptions to Limitations on Conduct of Bushiness Prior to the Effective

SCHEDULE 5.1 (j)

Exceptions to Section 5.1(j) of the Agreement

See schedule 1.1 above

SCHEDULE 5.1 (k)

Special Remuneration

The Company may need to amend its employee stock option plan in order to comply with this Agreement.

SCHEDULE 6.1

Individuals to be Elected as Directors of Parent

Gideon Barak
Israel Frider
Amit Haller
Yossi Sela
Andre Dahan

SCHEDULE 6.20

Stockholder Transfer Restrictions

Gideon Barak
Amit Haller
Gemini Israel III LP
Gemini Partners Investors LP
Gemini Israel III Parallel Fund LP
Gemini Israel III Overflow Fund LP
KB (CI) Nominees as nominee to Tlcom I L.P.
KB (CI) Nominees as nominee to Tlcom I B L.P.
KB (CI) Nominees as nominee to Tlcom I C L.P.
KB (CI) Nominees as nominee to Tlcom I D L.P.
Landa Ventures Ltd.
Concord Ventures II (Cayman) L.P
Concord Ventures II (Israel) L.P
Concord Ventures Advisors II (Cayman) L.P
Concord Ventures Advisors II (Israel) L.P

SCHEDULE 6.21

List of Company Stockholder Indebtedness and Obligations to the Company which will Get Repaid Prior to Closing

Amit Haller’s debt to the Company with respect to his early exercise of options.

SCHEDULE 7.2(k)

List of Individuals Resigning From Their Positions/Offices With Parent

Dael Schnider
Glen Shear

SCHEDULE 7.2(m)

List of Company Stockholders Entering Into the Registration Rights Agreement

Gemini Israel III LP
Gemini Partners Investors LP
Gemini Israel III Parallel Fund LP
Gemini Israel III Overflow Fund LP
Partners Financial Management Co. Inc.
Benny Landa
Michael Brunstein
Meir Burstin
Joav Avtalion
CHI-MEI Communications Systems Inc.
Venture Lending & Leasing III, Inc.
Venture Lending & Leasing IV, Inc.
KB (CI) Nominees as nominee to Tlcom I L.P.
KB (CI) Nominees as nominee to Tlcom I B L.P.
KB (CI) Nominees as nominee to Tlcom I C L.P.
KB (CI) Nominees as nominee to Tlcom I D L.P.
Landa Ventures
Concord Ventures II (Cayman) L.P
Concord Ventures II (Israel) L.P
Concord Ventures Advisors II (Cayman) L.P
Concord Ventures Advisors II (Israel) L.P

Schedule 7.2(p)

Termination of Special Rights Agreements

•	Amended and Restated Investors’ Rights Agreement dated August 24, 2004, as amended by the Amendment to Investor Rights Agreement and Voting Agreement dated June 2005, as amended.
•	Amended and restated Stockholders’ Agreement dated August 24, 2004, as amended.
•	Warrants granted to Venture Lending & Leasing III, Inc. and Venture Lending & Leasing IV, Inc., containing, amongst other rights, certain Registration Rights.
•	Surrender of Company’s Stock Certificates
•	Management Rights letters dated February 28, 2005
•	Addendum to Series C Preferred Stock Purchase Agreement dated December 9, 2002
•	Texas Instruments Incorporated letter dated as of December 18, 2001

SCHEUDLE 7.3(n)

List of Individuals Resigning from Their Positions/Offices with the Company

None

SCHEDULE 8.3(d)

List of Exceptions to Limitations on Indemnifications

The following matters shall be recoverable without respect to any threshold amount and despite any disclosure in this Company Schedule:

Any claim by e-Sim Ltd. based on the allegations contained in letters received from e-Sim Ltd. dated September 18, 2005 and September 27, 2005 with certain alleged claims of breach of contracts with respect to non-compete, breach of confidentiality, lack of making reasonable commercial efforts to keep e-Sim as its only MMI development solution and infringement of rights granted under license - shall be included within the definition of “Losses” for purposes of Article VIII of the Agreement.

Any claim by Smart Modular Technologies (“Smart”), any Smart assignee or any other person on Smart’s behalf based on the allegations contained in a letter from Mr. Gary Bush, General Manager of the Law Offices of Joseph P. Graziano, retained by attorney Recovery Systems, Inc. assignee of Smart, with a request to recover an alleged debt - shall be included within the definition of “Losses” for purposes of Article VIII of the Agreement, provided, however, that 50% of any payment made to Smart, any Smart assignee or any other person on Smart’s behalf shall be excluded from the definition of “Losses” for purposes of Article VIII of the Agreement.

Any liability of or payment by IXI Mobile (R&D) Ltd. to the OCS arising from the license of its IXI-Connect OS software to Sasken Communication Technologies Ltd pursuant to that certain IXI Software License Agreement dated October 3, 2005 (“Sasken Agreement”) - shall be included within the definition of “Losses” for purposes of Article VIII of the Agreement, provided, however, that the amount of up to $4,200,000 in payments to the OCS arising from such license shall be excluded from the definition of “Losses” for purposes of Article VIII of the Agreement.